EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMGEN INC.,

ARROW ACQUISITION, LLC

AND

TULARIK INC.

DATED AS OF MARCH 28, 2004

TABLE OF CONTENTS

ARTICLE 1 The Merger		1
1.1	The Merger	1
1.2	Closing	2
1.3	Effect of the Merger	2
1.4	Certificate of Formation; Limited Liability Company Operating Agreement	2
1.5	Managing Board/Officers	2

ARTICLE 2 Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates		3
2.1	Conversion of Securities	3
2.2	Exchange of Certificates	4
2.3	Stock Transfer Books	7
2.4	Stock Options	7
2.5	Employee Stock Purchase Plan	8
2.6	Company Warrants	8

ARTICLE 3 Representations and Warranties of the Company		9
3.1	Organization, Qualification and Corporate Power	9
3.2	Subsidiaries	9
3.3	Certificate of Incorporation and Bylaws; Corporate Books and Records	10
3.4	Capitalization	10
3.5	Authority; Authentication	11
3.6	No Conflict; Required Filings and Consents	12
3.7	Permits; Compliance With Law	13
3.8	SEC Filings; Financial Statements	13
3.9	Absence of Certain Changes or Events	14
3.10	Employee Benefit Plans	15
3.11	Labor and Other Employment Matters	18
3.12	Tax Treatment	20
3.13	Contracts	20
3.14	Litigation	23
3.15	Environmental Matters	23
3.16	Intellectual Property	24
3.17	Supply Arrangements	27
3.18	Taxes	27
3.19	Insurance	29
3.20	Properties	29
3.21	Regulatory Compliance	31
3.22	Product Registration Files	32
3.23	Opinion of Financial Advisor	32
3.24	Vote Required	32
3.25	Brokers	33
3.26	Sarbanes-Oxley Act	33
3.27	Disclosure	34

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3.28	Registration Statement and Proxy Statement Disclosure	34
3.29	Affiliate Agreements	34
3.30	Cumbre	34

ARTICLE 4 Representations and Warranties of Parent and Merger Sub		34
4.1	Organization and Qualification; Subsidiaries	34
4.2	Certificate of Incorporation and Bylaws	35
4.3	Authority Relative to This Agreement	35
4.4	No Conflict; Required Filings and Consents	35
4.5	Authorization of Shares	36
4.6	SEC Filings; Financial Statements	36
4.7	Ownership of Merger Sub	37
4.8	Operation of Merger Sub	37
4.9	Brokers	37
4.10	Registration Statement and Proxy Statement Disclosure	37

ARTICLE 5 Covenants		37
5.1	Conduct of Business by the Company Pending the Closing	37
5.2	Tax-Free Reorganization Treatment	44
5.3	Control of Other Party’s Business	44

ARTICLE 6 Additional Agreements		44
6.1	Registration Statement; Proxy Statement	44
6.2	Stockholders’ Meeting	46
6.3	Access to Information; Confidentiality	46
6.4	No Solicitation of Transactions	47
6.5	Appropriate Action; Consents; Filings	50
6.6	Letters of Company’s Accountants	52
6.7	Certain Notices	52
6.8	Public Announcements	52
6.9	NASDAQ Listing	52
6.10	Employee Benefit Matters	53
6.11	Indemnification, Exculpation and Insurance	55
6.12	Affiliate Letters	56
6.13	Stock Award Matters	56
6.14	Stockholder Litigation	56
6.15	Termination of Stock Purchase Agreement	57
6.16	Insurance Policies	57
6.17	WARN Act	57
6.18	Parent to Vote in Support of Merger	58
6.19	Section 16 Matters	58

ARTICLE 7 Closing Conditions		58
7.1	Conditions to Obligations of Each Party Under This Agreement	58
7.2	Additional Conditions to Obligations of Parent and Merger Sub	59
7.3	Additional Conditions to Obligations of the Company	60

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ARTICLE 8 Termination, Amendment and Waiver		61
8.1	Termination	61
8.2	Effect of Termination; Limitation on Liability	63
8.3	Amendment	65
8.4	Waiver	65
8.5	Fees and Expenses	65

ARTICLE 9 General Provisions		65
9.1	Non-Survival of Representations and Warranties	65
9.2	Notices	66
9.3	Certain Definitions	67
9.4	Terms Defined Elsewhere	74
9.5	Headings	75
9.6	Severability	75
9.7	Interpretation	75
9.8	Entire Agreement	76
9.9	Assignment	76
9.10	Parties in Interest	76
9.11	Mutual Drafting	76
9.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	76
9.13	Specific Performance	77
9.14	Disclosure	77
9.15	Counterparts	78

Schedule A	List of Employees Executing Employment Agreements

Schedule B	List of Stockholders Executing Voting Agreement

Schedule C	Stock Options

Exhibit A	Form of Affiliate Agreement

Exhibit B	Parent Tax Matters Certificate

Exhibit C	Company Tax Matters Certificate

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AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2004 (this “Agreement”), by and among AMGEN INC., a Delaware corporation (“Parent”), ARROW ACQUISITION, LLC, a Delaware limited liability company wholly-owned by Parent (“Merger Sub”), and TULARIK INC., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent and the Company have approved and declared advisable this Agreement and the merger of the Company with and into the Merger Sub (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, the Board of Managers of Merger Sub has approved this Agreement and the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the LLC Act;

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in the best interest of their respective stockholders;

WHEREAS, the Company’s goodwill and workforce are material inducements for Parent and Merger Sub to enter into this Agreement;

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, (i) Parent or Merger Sub, as applicable, is entering into with those individuals listed on Schedule A (a) employment agreements and/or offer letters, (b) proprietary information and inventions agreements, (c) mutual agreements to arbitrate claims, and (d) non-competition agreements with certain of such individuals who are stockholders of the Company ((a) through (d) collectively, the “Employment Agreements”) that will become effective at the Effective Time (as defined herein); (ii) the Company stockholders listed on Schedule B are entering into stockholder voting agreements with Parent and Merger Sub (the “Voting Agreements”); and (iii) each director and officer of the Company is delivering to Parent a written agreement in substantially the form of Exhibit A hereto (an “Affiliate Agreement”);

WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, certain capitalized terms used herein are defined in Section 9.3;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the LLC Act, the Company shall be merged with and into Merger Sub at the Effective Time. Following the

Effective Time, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the Surviving Entity of the Merger (the “Surviving Entity”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place on the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article 7 (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or (to the extent provided by Law) waiver of those conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, unless another place is agreed to in writing by the parties hereto. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and LLC Act and shall make all other filings or recordings required under the DGCL and LLC Act. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and LLC Act. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.4 Certificate of Formation; Limited Liability Company Operating Agreement.

(a) The Certificate of Formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter changed or amended as provided therein or by the LLC Act or by applicable Law.

(b) The Limited Liability Company Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Operating Agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

1.5 Managing Board/Officers

.

(a) The members of the Board of Managers of Merger Sub immediately prior to the Effective Time shall be the members of the managing board of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of the Company shall resign effective as of the Effective Time.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF

THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1	Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, the Company or the holders of any of the following securities:

(i) Conversion of Company Common Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(a)(ii)), shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, except that cash shall be paid in lieu of issuing any fractional shares of Company Common Stock as set forth in Section 2.2(e) (such shares and cash, the “Merger Consideration”). At the Effective Time, each share of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

(ii) Cancellation of Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub, or any wholly-owned Subsidiary of Parent or Merger Sub, or the Company as treasury stock, or a wholly-owned subsidiary of the Company, shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

(iii) Merger Sub. The issued and outstanding limited liability company interests of Merger Sub shall remain issued and outstanding and shall constitute the only issued and outstanding equity interests of the Surviving Entity.

(b) Change in Shares. In the event that the Company changes the number of outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible into shares of

Company Common Stock or shares of Parent Common Stock, as the case may be), recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio shall be equitably adjusted, without duplication with respect to any such event, as Parent and the Company shall mutually agree (such agreement not to be unreasonably withheld or delayed) so as to preserve the economic benefits that Parent and the Company reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

(c) Associated Rights.

(i) References in this Agreement to Parent Common Stock shall include, unless the context requires otherwise, the associated preferred share purchase rights issued pursuant to the Amended and Restated Rights Agreement dated as of December 12, 2000 between Parent and American Stock Transfer and Trust Company, as Rights Agent (the “Parent Rights Agreement”).

(ii) References in this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated preferred share purchase rights issued pursuant to the Rights Agreement dated as of December 11, 2002 between the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent, as amended (the “Company Rights Agreement”).

2.2 Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2 through the Exchange Agent, certificates representing a number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by the number of outstanding shares of Company Common Stock held by holders of record other than Parent, Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub, rounded down to the nearest whole number. Parent agrees to provide to the Exchange Agent, from time to time as needed, immediately available funds sufficient to pay cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends and other distributions pursuant to Section 2.2(c). Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid per share of Company Common Stock pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Sections 2.2(c) and 2.2(e) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate, other than Parent or Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub, (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, which letter shall be in customary form and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(a)(i) (after taking into account all shares of Company Common Stock then held by such holder) and/or (B) a check in the amount equal to the cash that such holder has the right to receive with respect to cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.2(e) and dividends and other distributions pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable pursuant to Section 2.2(c) or Section 2.2(e). In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent in accordance with this Section 2.2(b), accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate in accordance with Section 2.2(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Further Rights in Company Common Stock. The Merger Consideration delivered upon surrender of the Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to such share of Company Common Stock.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock, or book-entry credit of the same, shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional share of Parent Common Stock, each holder of Company Common Stock otherwise entitled to a fraction of a share of Parent Common Stock will be entitled to receive from the Exchange Agent a cash payment in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Closing Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and, from and after such delivery to Parent, any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock (including any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e)), and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(g) No Liability. Neither Parent, Merger Sub, the Surviving Entity, the Exchange Agent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e)), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

(j) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the

Exchange Fund pursuant to Section 2.2(f). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent, for any reason, in accordance with Section 2.2(b), shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e)) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case without any interest thereon.

2.4 Stock Options. At the Effective Time, each unexercised and unexpired Company Option then outstanding under any Company Stock Option Plan or otherwise, whether or not then exercisable, shall be converted into an option to purchase Parent Common Stock in accordance with this Section 2.4; provided, however, that with respect to any such Company Options granted under the Company’s Rules of Approved Executive Share Option Sub-Scheme and the Company’s Rules of Unapproved Share Option Sub-Scheme For Employees (the “UK Stock Option Plans”), (i) Parent shall use commercially reasonable efforts to obtain the consent of the holders of such Company Options to such conversion and (ii) each such Company Option so converted shall satisfy the requirements set forth in the UK Stock Option Plans applicable to such conversion; provided, further that to the extent any Company Options have been issued pursuant to agreements that have not been documented in writing, or that have been documented but not provided to Parent, the Company shall use commercially reasonable efforts to obtain the consents of the holders of such Company Options to such conversion; provided, further that the Company and Parent agree to cooperate to restructure such conversion of Company Options held by holders who are not United States residents to the extent necessary or desirable in order to accommodate local legal or tax considerations. Each Company Option so converted shall have, and be subject to, the same terms and conditions (including vesting schedule) as set forth in the applicable Company Stock Option Plan and any agreements thereunder (or if issued other than pursuant to a Company Stock Option Plan, pursuant to the agreement that governs its issuance) immediately prior to the Effective Time and, to the extent allowable under applicable Law and the terms of the Company Stock Option Plan (or such other agreement), the terms and conditions of (i) the Employment Agreements, (ii) the executive transition assistance plan (substantially in the form provided to the Company by Parent on the date hereof), (iii) the employee transition assistance plan (substantially consistent with the terms and conditions set forth in the term sheet delivered to the Company by Parent on the date hereof) that Parent will adopt prior to the Effective Time (together, the “Transition Assistance Plans”) and (iv) Schedule C, except that (x) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The conversion of any Company Options which are “incentive stock options,” within the meaning of Section 422 of the Code, into options to purchase Parent Common Stock shall be made so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code. Continuous employment with the Company or any Company Subsidiary shall be credited to the optionee for purposes of determining the vesting of all converted Company Options after the Effective Time. In addition to the foregoing, Parent shall assume each Company Stock Option Plan and the number and kind of shares available for issuance under each such Company Stock Option Plan shall be converted into shares of Parent Common Stock in accordance with the provisions of the applicable Company Stock Option Plan.

2.5 Employee Stock Purchase Plan. The Company shall take all requisite action with respect to the Company’s 1999 Employee Stock Purchase Plan, as amended (the “ESPP”), to ensure that (i) with respect to any offering period(s) commencing on or after the date of this Agreement, no participant in the ESPP increases his or her rate of payroll deductions, and (ii) as of the Effective Time, the ESPP is terminated, and that rights of participants pursuant to the ESPP cease to represent any claim on the equity of the Company. The Company shall deliver to Parent prior to Closing sufficient evidence that the ESPP has been terminated pursuant to a resolution of the Board of Directors of the Company (the form and substance of such resolution shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld). The rights of participants in the ESPP with respect to any offering period(s) then underway under the ESPP, that commence prior to the Effective Time, shall be determined by treating the last business day prior to the Effective Time as the last day of any such offering period(s) and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period(s) but otherwise treating such shortened offering period(s) as a fully effective and completed offering period(s) for all purchases under the ESPP. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP and the terms of any offering period(s) commencing prior to the Effective Time) that are necessary to give effect to the transactions contemplated by this Section 2.5 and to provide that, as of the Effective Time, participants and former participants in the ESPP shall cease to have any right or interest thereunder. Notwithstanding the foregoing, all actions taken and all adjustments made pursuant to this Section 2.5 shall be taken or made in compliance with Sections 423 and 424 of the Code and so as not to result in a “modification” under such Sections.

2.6 Company Warrants. At the Effective Time, each unexercised and unexpired Company Warrant then outstanding shall be converted into a warrant to purchase Parent Common Stock in accordance with this Section 2.6. Each Company Warrant so converted shall continue to have, and be subject to, the same terms and conditions as set forth in the agreement relating to such Company Warrant immediately prior to the Effective Time, except that (i) each Company Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share purchase price for the shares of Parent Common Stock issuable upon exercise of such Company Warrant so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Except for Company Warrants that terminate pursuant to their terms as of the Effective Time, prior to the Effective Time the Company shall use commercially reasonable efforts to obtain all necessary consents to ensure that holders of Company Warrants will have no rights other than the right to receive the consideration provided for in this Section 2.6 from and after the Effective Time.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (and subject to Section 9.14 hereof), the Company hereby represents and warrants to Parent and Merger Sub that the statements in this Article 3 are true and correct.

3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing, under the Laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and the Company Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing which have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.2 Subsidiaries. Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of (a) all of the Company Subsidiaries and (b) all capital stock or other voting securities or Equity Interests in any other Person held by the Company. All issued and outstanding Equity Interests in each Company Subsidiary have been validly issued and fully paid and are nonassessable and free of preemptive rights and are owned beneficially and of record by the Company or another wholly-owned Company Subsidiary, free and clear of all Liens of any kind or any restrictions on the right to vote, sell or otherwise dispose of such Equity Interests. Except for the capital stock of, or voting securities or Equity Interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock of or other voting securities or Equity Interests in any other Person.

3.3 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copies of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and Amended and Restated Bylaws (the “Company Bylaws”) that are listed as exhibits to the Company’s Form 10-K for the year ended December 31, 2003 (the “Company Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company Bylaws. True and complete copies of the minutes of all meetings of stockholders, the Board of Directors of the Company and the Company Subsidiaries, each committee of the Board of Directors of the Company and the Company Subsidiaries, including exhibits to the minutes (or in the case of minutes of the Board of Directors of the Company and the Company Subsidiaries, or committees of the Board of Directors of the Company and the Company Subsidiaries that have not been finalized, accurate drafts thereof), since January 1, 2001 have been made available by the Company to Parent.

3.4 Capitalization

.

(a) The authorized capital stock of the Company consists of 145,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”), of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock. As of March 25, 2004 (i) 67,091,938 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 352,429 shares of Common Stock were issuable (and such shares were reserved for issuance) upon the exercise of Company Warrants outstanding as of such date pursuant to warrant agreements set forth on Section 3.4(a) of the Company Disclosure Letter and previously delivered in complete and correct form to Parent, (iii) 8,643,165 shares of Company Common Stock were issuable (and such shares were reserved for issuance) upon the exercise of Company Options outstanding as of such date, (iv) 960,382 shares of Company Common Stock were issuable (and such shares were reserved for issuance) upon the exercise of purchase rights under the ESPP outstanding as of such date, (v) 104,747 shares of Company Common Stock were issuable (and such shares were reserved for issuance) under the Tularik Salary Savings Plan and (vi) no shares of Common Stock were held in the treasury of the Company. No shares of Company Preferred Stock are issued or outstanding.

(b) The authorized capital stock of Cumbre consists of 30,000,000 shares of Cumbre Common Stock and 23,500,000 shares of Cumbre Preferred Stock. As of November 13, 2003, (i) 1,603,927 shares of Cumbre Common Stock were issued and outstanding, (ii) 12,970,000 shares of Cumbre Series A Preferred Stock were issued and outstanding, (iii) 10,500,000 shares of Cumbre Series B Preferred Stock were issued and outstanding, (iv) 76,000 shares of Cumbre Common Stock were issuable (and such shares were reserved for issuance) upon the exercise of Cumbre Warrants outstanding as of such date and (v) 3,350,644 shares of Cumbre Common Stock were issuable (and such shares were reserved for issuance) upon the exercise of Cumbre Options outstanding as of such date. The Company owns 1,000 shares of Cumbre Common Stock and 12,970,000 shares of Cumbre Series A Preferred Stock. Except as set forth in the preceding sentence, neither the Company nor any Company Subsidiary owns any other Equity Interests or securities convertible into or exchangeable for Equity Interests in Cumbre. All of the shares of Cumbre Series A Preferred Stock and Cumbre

Common Stock owned by the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(c) Except as set forth in Section 3.4(a) and Section 3.4(b), as of March 25, 2004, there are no options, warrants, stock appreciation rights, “phantom” stock rights, performance units, rights to receive Equity Interests or voting securities of the Company or any Company Subsidiary on a deferred basis or other rights that are linked to the value of the Equity Interests of the Company or any Company Subsidiary or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its Equity Interests, or securities convertible into or exchangeable for Equity Interests in the Company or any Company Subsidiary. Between March 25, 2004 and the date hereof, neither the Company nor any Company Subsidiary has issued any Equity Interests, or securities convertible into or exchangeable for such Equity Interests, other than those shares of capital stock reserved for issuance as set forth in clauses (i) through (v) of Section 3.4(a). The Company has previously provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plan or outside of any Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Options and the Company Warrants, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Company Common Stock or any capital stock of, or other Equity Interests of, the Company or any Company Subsidiary. Except as disclosed in Section 3.4(d) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, guaranty the obligations of or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

3.5	Authority; Authentication.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in

Section 3.24. The Board of Directors of the Company, by resolutions adopted by unanimous vote of those voting at a meeting duly called and held at which a quorum was present and acting throughout, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, and has declared the Merger to be advisable, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (iii) resolved (subject to Section 6.4) to recommend this Agreement and the Merger to its stockholders for approval and adoption and (iv) directed that this Agreement be submitted to its stockholders for consideration. This Agreement has been duly and validly executed and delivered by the Company and, assuming the Agreement has been duly and validly executed and delivered by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Board of Directors of the Company has taken all necessary action to render Section 203 of the DGCL, and any other provision of the Company Certificate or Company Bylaws, or other organizational or constitutive document or governing instruments of the Company or any Company Subsidiary, inapplicable to this Agreement, the Voting Agreements and the consummation of the transactions contemplated hereby and thereby without further action on the part of the Board of Directors of the Company. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby.

(c) The Company Rights Agreement has been amended so that: (A) Parent and Merger Sub are each exempt from the definition of “Acquiring Person” contained in the Company Rights Agreement, and no “Shares Acquisition Date” or “Distribution Date” (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the Voting Agreements or the consummation of the Merger and the other transactions contemplated by this Agreement or the Voting Agreements and (B) the Company Rights Agreement will terminate and the preferred share purchase rights thereunder will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified as of the date hereof or as of the Closing (unless such amendment or modification is made in connection with the Company’s acceptance of a Superior Proposal in accordance with Section 6.4). True and complete copies of the Company Rights Agreement and of all such amendments thereto through the date hereof have been previously provided to Parent.

3.6	No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the Company Certificate, the Company Bylaws or any equivalent organizational documents of any Company Subsidiary (assuming the stockholder approval set forth in Section 3.24 is obtained), (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.6(b) have been obtained and all filings and notifications described in Section 3.6(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (iii) except as listed in Section 3.6(a) of the Company Disclosure Letter, require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to any Company Material Contract or Company Permit.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of NASDAQ, the HSR Act, foreign or supranational antitrust and competition Laws and the filing and recordation of the Certificate of Merger as required by the DGCL and LLC Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.7 Permits; Compliance With Law. Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all Governmental Entities (including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder) necessary for the Company or any such Company Subsidiary to own, lease and operate its properties or other assets and to carry on its respective business in substantially the manner described in the Company SEC Filings filed prior to the date hereof and as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except, with respect to clauses (i) and (ii), for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.8 SEC Filings; Financial Statements.

(a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2001 (collectively, the “Company SEC Filings”). Each Company SEC Filing, (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange

Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Filing has been revised, supplemented, amended or superceded by a later-filed Company SEC Filing, or has otherwise become immaterial, none of the Company SEC Filings contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of the Company, the consolidated Company Subsidiaries and Cumbre as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company as of December 31, 2003 included in the Company’s Form 10-K for the year ended December 31, 2003, including the notes thereto, neither the Company nor any Person whose operating results are consolidated within the Company’s financial statements has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2003 that are not material to the business of the Company and Company Subsidiaries taken as a whole and (ii) liabilities and obligations incurred in connection with the Company’s performance of its obligations under this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

(d) The Company has previously provided to Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

3.9 Absence of Certain Changes or Events. Except as permitted pursuant to Section 5.1 or as disclosed in Section 3.9 of the Company Disclosure Letter, since December 31, 2003, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been: (a) any change, event, development, effect or condition, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (b) any declaration or setting aside by the Company of any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests; (c) any material damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any Company Subsidiary; (d) any acquisition by the Company or any Company Subsidiary of any interest in any assets in excess of $100,000 individually, or $250,000 in the aggregate; (e) any sale, pledge, assignment, disposition, transfer, sale and leaseback, license, guarantee, securitization or encumbrance or authorization of any sale, pledge disposition, transfer, lease, sale and leaseback, license, guarantee, securitization or encumbrance, of any material property, asset or interest therein (including Intellectual Property and the Company’s type 2 diabetes product candidate known as T131) of the Company or any Company Subsidiary, except for (i) sales of inventory and used equipment in the ordinary course of business consistent with past practice, (ii) the incurrence of Permitted Liens or (iii) transactions pursuant to Contracts specifically excluded from Section 3.13(a)(ii); (f) any change by the Company in its accounting methods, principles or practices; (g) any revaluation by the Company of any of its material assets; (h) any split, combination or reclassification of any Equity Interests of the Company or any Company Subsidiary or any purchase or other acquisition, directly or indirectly, by the Company or any Company Subsidiary of the Equity Interests of the Company or such Company Subsidiary; (i) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Company Subsidiary; or (j) any incurrence by the Company or any Company Subsidiary of any indebtedness for borrowed money or the issuance of any debt securities by the Company or any Company Subsidiary or the assumption, guarantee, endorsement or, as an accommodation or otherwise, by the Company or any Company Subsidiary of the obligations of any other Person.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of all (i) “employee welfare benefit plans” (“Company Welfare Plans”), within the meaning of Section 3(1) of ERISA; (ii) “employee pension benefit plans” (“Company Pension Plans”), within the meaning of Section 3(2) of ERISA; (iii) bonus, stock option, stock purchase, restricted stock, incentive, performance award, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”), under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, policies, commitments and/or practices; and (iv) termination and severance contracts or agreements, material employment agreements, and consulting services agreements involving consideration to the consultant in excess of $25,000 per year, in each case, for active, retired or former employees, directors or consultants that are maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any Company Subsidiary or ERISA Affiliate, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices are governed by ERISA, insured, legally binding, formal or informal, funded or unfunded, or written or oral (all of the foregoing plans, programs, arrangements, commitments, practices, contracts and agreements referred to in (i), (ii), (iii) and (iv) above are collectively referred to as “Company Benefit Plans”). For purpose of this Section 3.10, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any Company Subsidiary as a single employer within the meaning of Section 414 of the Code. Neither the Company nor, to the knowledge of the Company, any other Person or entity, has made any commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) With respect to each Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written, a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and the most recent summary plan descriptions, together with any summary of material modifications, (C) the two most recent annual reports (Form 5500 or 990 series and all schedules attached thereto) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter, (E) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan and (F) all filings made by the Company or any ERISA Affiliate of the Company with any Governmental Entity, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c) Each Company Benefit Plan (including any related trust) complies in all material respects in form with the requirements of applicable Law, including ERISA and the Code and has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Company’s consolidated balance sheet dated as of December 31, 2003 included in the Company’s Form 10-K for the year ended December 31, 2003 (the “Balance Sheet”). With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company would reasonably expect to be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(d) (i) The Company and each ERISA Affiliate have performed all material obligations required to be performed by them under each Company Benefit Plan and neither the Company nor any ERISA Affiliate is in material default under or in material violation of any Company Benefit Plan, (ii) each Company Benefit Plan has been established and maintained in accordance with its material terms and in substantial compliance with all applicable Laws, (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and the corresponding related exemption of its trust from

U.S. federal income taxation under Section 501(a) of the Code is so exempt, each VEBA has been determined by the IRS to be exempt from U.S. federal income taxation under Section 501(c)(9) of the Code, and to the knowledge of the Company, nothing has occurred that would be reasonably expected to result in the loss of such qualification or exemption, (iv) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (v) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Pension Plan is subject to Part 2 of Subtitle B of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the Balance Sheet), (vi) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, the United States Department of Labor, the United States Pension Benefit Guaranty Corporation, or the United States Department of Health and Human Services (other than routine benefits claims), (vii) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Lien arising under Section 302 of ERISA or Section 412(n) of the Code, (viii) all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures required under applicable law have been timely provided to participants, (ix) all contributions and payments to such Company Benefit Plan are deductible under Code Sections 162 or 404, (x) no assets of any Company Benefit Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and (xi) no excise Tax could be imposed upon the Company under Chapter 43 of the Code.

(e) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) of ERISA.

(f) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G–1) under any Company Benefit Plan or otherwise could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 3.10(f) of the Company Disclosure Letter is (i) the estimated maximum amount that could be paid to each disqualified individual in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, assuming that the individual’s employment with the Company is terminated immediately after the Effective Time, (ii) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual, (iii)

the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement and (iv) the maximum additional amount that the Company has an obligation to pay to each disqualified individual to reimburse the disqualified individual for any excise tax imposed under Section 4999 of the Code with respect to the disqualified individual’s excess parachute payments (including any taxes, interest or penalties imposed with respect to the excise tax).

(g) Except as required by applicable Law, no Company Benefit Plan provides any of the following retiree or post–employment benefits to any person: medical, disability or life insurance benefits and/or other welfare benefits and neither the Company nor any Company Subsidiary has any obligation to provide such benefits. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(h) Neither the Company nor any Company Subsidiary sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

(i) With respect to each Company Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which the Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the Company’s consolidated financial statements for the fiscal year ended December 31, 2003.

3.11 Labor and Other Employment Matters.

(a) Except as set forth in the Company SEC Filings filed prior to the date of this Agreement, no work stoppage or labor strike against the Company or any Company Subsidiary by employees is pending or, to the knowledge of the Company, threatened which would have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. The Company and each of the Company Subsidiaries are in substantial compliance with all applicable Laws respecting labor, employment, fair employment practices (including, but not limited to, equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours. The Company and each Company Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). There are no material pending claims against the Company or any Company Subsidiary under any workers’ compensation plan or policy or for long term disability; and neither the Company nor any Company subsidiary is subject to, is a party to, or, to the knowledge of the Company, has been threatened with any action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Entity, charge or lawsuit relating to labor or employment matters involving any current or former employees or consultants, including but not limited to matters involving labor, employment, fair employment practices (including, but not limited to, equal employment opportunity laws), terms and conditions of employment, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours. There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective current or former employees or consultants, which controversies have or would reasonably be expected to result in an action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Entity, charge or lawsuit. To the Company’s knowledge, as of the date hereof, no employees of the Company or any Company Subsidiary are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or such Company Subsidiary or to the use of trade secrets or proprietary information of others.

(b) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated, nor is there, nor has there been in the last five years, a representation question respecting any of the employees of the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any Company Subsidiary to authorize representation by any labor union or labor organization.

(c) [Reserved]

(d) The Company has identified in Section 3.11(d) of the Company Disclosure Letter and has made available to Parent true and complete copies of all Company Benefit Plans of the Company and each Company Subsidiary with or relating to its employees or consultants which contain change in control provisions. Neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment), except as provided by Parent (i) result in any payment (including, without limitation, severance or unemployment compensation) becoming due to any employee of the Company or any Company Subsidiary or Affiliate from the Company or any Company Subsidiary or Affiliate under any Company Benefit Plan or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan, (iv) result in the forgiveness of any indebtedness, (v) result in any obligation to fund future benefits under any Company Benefit Plan, or (vi) result in the imposition of any restrictions with respect to the amendment or termination of any of the Company Benefit Plans. No individual who is a party to an employment agreement listed in Section 3.10(a) or 3.11(d) of the Company Disclosure Letter or any agreement incorporating change in control provisions with the Company or any Company Subsidiary has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company or any Company Subsidiary under such agreement.

(e) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which would reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the PBGC, the United States Department of Treasury, the United States Department of Labor or any multiemployer plan.

(f) There has never been, and there is no pending or, to the knowledge of the Company, threatened, claim, lawsuit, audit, investigation or arbitration that has been asserted or instituted against the Company or any Company Subsidiary by any Governmental Entity or any individual relating to the legal status or classification of an individual classified by the Company or any Company Subsidiary as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

3.12 Tax Treatment. None of the Company, any Company Subsidiary nor any of the Company’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To the Company’s knowledge, there is no agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13	Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter lists each of the following Contracts to which the Company or any Company Subsidiary is a party or is otherwise bound, other than Company Benefit Plans, and other than Contracts entered into after the date hereof, but only to the extent entering into such Contract is permitted by Section 5.1 hereof (such Contracts entered into after the date hereof being deemed to be set forth in Section 3.13(a) of the Company Disclosure Letter and included within the Company Material Contracts to the extent they would have been required to have been so listed and so included if entered into prior to the date hereof and provided the Company promptly notifies Parent thereof) (such Contracts being the “Company Material Contracts”):

(i) each Contract that (A) involved payment by the Company or any Company Subsidiary of consideration of more than $250,000 in the aggregate over the term of such Contract and has continuing material obligations, rights or interests (other than a Contract under which the sole continuing obligation is to maintain confidentiality), (B) involves payment by the Company or any Company Subsidiary of consideration of more than $250,000, in the aggregate, over the term of such Contract; or (C) requires payment by the Company or any Company Subsidiary of consideration of more than $150,000, in the aggregate, over the term of such Contract and which cannot be cancelled by the Company or any Company Subsidiary without penalty or further payment or without more than 90 days’ notice (other than payments for services rendered to the date of termination and reasonable, immaterial termination expenses);

(ii) each Contract pursuant to which the Company, any Company Subsidiary or any other party thereto has material continuing obligations, rights or interests, relating to the research, development, clinical trial, supply, manufacture, marketing or co–promotion of, or collaboration with respect to, any product or product candidate for which the Company or any Company Subsidiary is currently engaged in research or development (excluding: (a) clinical study agreements with clinical trial sites, (b) non-disclosure agreements (provided, that non-disclosure agreements relating to potential business combinations or acquisitions involving the Company or a Company Subsidiary or similar transactions shall be included), (c) Contracts with independent contractors or vendors providing for services to the Company or a Company Subsidiary (provided, that material manufacture or supply services or material Contracts with contract research organizations for clinical trials related services shall be included) and (d) customary material transfer Contracts (provided, that material transfer Contracts for pre-clinical products or clinical products of the Company or any Company Subsidiary with commercial, pharmaceutical or biotechnology companies shall be included), in each case of the foregoing (a), (b), (c) or (d), entered into in the ordinary course of business, consistent with past practice);

(iii) each material License pursuant to which the Company, any Company Subsidiary or any other party thereto has material continuing obligations, rights or interests;

(iv) each Contract pursuant to which the Company, any Company Subsidiary or any other party hereto has material continuing obligations, rights or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary;

(v) all material advertising and management Contracts, excluding Contracts for employment, pursuant to which the Company, any Company Subsidiary or any other party thereto has continuing material obligations, other than a continuing obligation to maintain confidentiality, and all consulting Contracts involving consideration in excess of $25,000 per year with consultants to the Company or any Company Subsidiary;

(vi) all Contracts evidencing indebtedness in excess of $250,000;

(vii) all Real Property Leases and Personal Property Leases;

(viii) all material Contracts with any Governmental Entity;

(ix) all Contracts that limit or purport to limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all Contracts requiring payments by or to the Company or any Company Subsidiary in excess of $15,000 individually between or among the Company or any Company Subsidiary and any director, officer, stockholder holding five percent or more of any class of outstanding equity securities of the Company or, to the Company’s knowledge, any Affiliate of such Person;

(xi) all Contracts that result in any Person holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses (other than powers of attorney granted in the ordinary course of business to (i) independent contractors or vendors assisting with the approval or conduct of clinical trials outside the United States, (ii) patent counsel engaged in the prosecution of patents, (iii) freight forwarders and (iv) employees of the Company or any Company Subsidiary to act on behalf of the Company or such Company Subsidiary with respect to Taxes or Company Benefit Plans);

(xii) all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(xiii) all other Contracts, whether or not made in the ordinary course of business, that are material to the Company and the Company Subsidiaries, taken as a whole, or to the conduct of their respective businesses, taken as a whole, or the absence of which would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

(b) (i) All Company Material Contracts are valid and binding on the Company or a Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, (ii) all Company Material Contracts are in full force and effect, (iii) the Company and each of the Company Subsidiaries has performed in all material respects all obligations required to be performed by them under the Company Material Contracts and, (iv) to the Company’s knowledge, each other party to a Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material

Contract, except, in the case of (i), (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) A true and complete copy of each Company Material Contract, and all amendments thereto, has been delivered to Parent.

(d) To the knowledge of the Company, neither the Company nor any Company Subsidiary has, as of the date hereof, entered into a Contract with a Specially Designated National or Blocked Person as defined by the Office of Foreign Asset Control of the United States Department of the Treasury.

3.14 Litigation. Except as and to the extent set forth in Company SEC Filings filed prior to the date of this Agreement, (i) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or, to the knowledge of the Company, affecting the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that (A) would reasonably be expected to have a Company Material Adverse Effect, (B) relates to, in any manner, the Company’s research, development or commercialization of its clinical product candidates, or (C) as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement, and (ii) neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have a Company Material Adverse Effect.

3.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries (i) are in compliance with all, and are not subject to any material liability with respect to any, applicable Environmental Laws, (ii) are not subject to investigation, suit, claim, action or proceeding pending, threatened against or affecting the Company or any Company Subsidiary arising under Environmental Laws, (iii) hold or have applied for all material Environmental Permits necessary to conduct their current operations, and (iv) are in material compliance with their respective Environmental Permits.

(b) To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting the Company or any Company Subsidiary relating to or arising under Environmental Laws.

(c) Neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

(d) Neither the Company nor any Company Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order regarding compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing to the Company or any Company Subsidiary by any third-party indemnitee for any liability under any Environmental Law or regarding any Hazardous Materials.

(e) None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup. To the knowledge of the Company, none of the real property owned or leased by the Company or any Company Subsidiary has been impacted by a release of Hazardous Materials in amounts above regulatory action levels.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) U.S. and foreign patents and patent applications, including provisional applications and for each, its number, issue date, title and priority information for each country in which such patent has been issued, or the application number, date of filing and title for each country in which a patent application is pending; (ii) Registered Proprietary Names, the registration number thereof, and, if applicable, the class of goods or the description of goods or services covered thereby, the countries in which such Registered Proprietary Name is registered, and the expiration date for each country in which such Registered Proprietary Name has been registered; (iii) Unregistered Proprietary Names, the application serial number thereof, the date of filing, the countries in which such application was filed and, if applicable, the class of goods or the description of goods or services sought to be covered thereby, (iv) copyright registrations, the number and date of registration thereof for each country in which such copyright has been registered; (v) applications for registration of copyrights and the date and countries in which such application was filed; and (vi) domain names and applications for registration of domain names, in each case included in the Owned Intellectual Property. Section 3.16(a) of the Company Disclosure Letter also lists each material License for Licensed Intellectual Property and, to the extent set forth in such Licenses, the U.S. and foreign patents and patent applications and their respective patent numbers, issue dates and titles relating to such Licensed Intellectual Property.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Letter, to the knowledge of the Company, the use of the Owned Intellectual Property or the know-how owned by the Company and the Licensed Intellectual Property and know-how licensed to the Company, in each case in connection with the operation of the business of the

Company or any Company Subsidiary as currently conducted, do not, as of the date hereof, infringe or misappropriate or otherwise materially violate the Intellectual Property rights of any third party, and no claim is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any of the foregoing. Except as listed on Section 3.16(a) of the Company Disclosure Letter, to the knowledge of the Company, no material right, license, lease, consent, or other agreement is required with respect to any Intellectual Property for the conduct of the business of the Company or any Company Subsidiary as presently conducted. None of the patents or patent applications listed in Section 3.16(a) of the Company Disclosure Letter which is Owned Intellectual Property and, to the knowledge of the Company, none of the patents or patent applications listed in Section 3.16(a) of the Company Disclosure Letter which is Licensed Intellectual Property, is involved in any material interference, reexamination, conflict or opposition proceeding, and to the knowledge of the Company, there has been no threat or other indication that any such proceeding will hereafter be commenced. None of the Registered Proprietary Names, Unregistered Proprietary Names or registrations or applications to use or register such Registered Proprietary Names or Unregistered Proprietary Names listed in Section 3.16(a) of the Company Disclosure Letter is involved in any material opposition, cancellation, nullification, interference, conflict or concurrent use proceeding, and to the Company’s knowledge, there has been no threat or other indication that any such proceeding will hereafter be commenced.

(c) Subject only to the terms of the Licenses listed in Section 3.16(a) of the Company Disclosure Letter or Licenses that are immaterial to the ordinary course of business of the Company or any Company Subsidiary as presently conducted, or except as disclosed in Section 3.16(c) of the Company Disclosure Letter or the “Owner” column of the table of patents and patent applications set forth in Section 3.16(a) of the Company Disclosure Letter, the Company or a Company Subsidiary is the sole or joint owner of the entire and unencumbered right, title and interest in and to each item of the Owned Intellectual Property, and is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of its business as presently conducted.

(d) The Owned Intellectual Property and Licensed Intellectual Property include all of the material Intellectual Property used in the ordinary day–to–day conduct of the business of the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no other items of Intellectual Property that are material to such ordinary day–to–day conduct of such business. The patents included in the Owned Intellectual Property or, to the knowledge of the Company, the Licensed Intellectual Property are in good standing, all without challenge of any kind, and are valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(e) No legal proceedings are pending or, to the Company’s knowledge, are overtly threatened against the Company or any Company Subsidiary (i) based upon, challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company or any Company Subsidiary infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Licenses conflict with the terms of any third party license or other agreement.

(f) To the Company’s knowledge, no third party is engaging in any activity that infringes or misappropriates the Owned Intellectual Property or Licensed Intellectual Property. Except as disclosed in Section 3.16(f) of the Company Disclosure Letter, the Company and the Company Subsidiaries have not granted any material license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property.

(g) The Company and the Company Subsidiaries have delivered or made available to Parent, as requested by Parent, true and complete copies of patents, patent applications and Licenses listed or described in Section 3.16(a) of the Company Disclosure Letter and all applications and registrations for Proprietary Names, copyrights and domain names listed or described in Section 3.16(a) of the Company Disclosure Letter.

(h) To the Company’s knowledge, all material software used in the business of the Company or any Company Subsidiary is free of all viruses, worms and trojan horses, and does not contain any bugs, errors, or problems that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems as used in the Company’s or such Company Subsidiary’s business as presently conducted.

(i) The Company and the Company Subsidiaries have a license to use all software development tools, library functions, compilers and other third–party software that are material to the business of the Company and any Company Subsidiary, taken as a whole, as presently conducted, or that are required to operate or modify the Company Software as used in the Company’s business as presently conducted.

(j) The Company and the Company Subsidiaries have used commercially reasonable efforts to maintain their material trade secrets in confidence, including entering into licenses and Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

(k) To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential information of the Company or any Company Subsidiary by any Person, (ii) no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any Company Subsidiary is in material default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(l) The Company and each of the Company Subsidiaries has secured valid written assignments from all current and former consultants and employees who contributed to the creation or development of the Owned Intellectual Property of such person’s ownership interest therein. To the knowledge of the Company, none of the employees of the Company or any Company Subsidiary and none of their consultants is in violation thereof. All employees of, consultants to or vendors of the Company or any Company Subsidiary with access to confidential information of the Company or any Company Subsidiary are parties to written agreements under which, among other things, each such employee, consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company or any Company Subsidiary. To the knowledge of the Company, none of the employees, consultants or vendors of the Company or any Company Subsidiary is in violation of such agreements.

(m) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of the Company’s rights to own or retain a license to any of the Owned Intellectual Property or Licensed Intellectual Property used in, and material to, the ordinary day-to-day conduct of business of the Company and any Company Subsidiary, taken as a whole, or (ii) the inability (for any period of time) of the Company to transfer such rights to Parent or the Surviving Entity pursuant to the terms of this Agreement.

3.17 Supply Arrangements. To the knowledge of the Company, there are no facts or circumstances that have materially adversely affected or are reasonably likely to materially adversely affect the continued supply (either for clinical purposes or in bulk) of the active ingredients of the compounds, product candidates or products of the Company or any Company Subsidiary currently used in clinical trials.

3.18 Taxes.

(a) Each of the Company and each Company Subsidiary has duly and timely filed with the appropriate tax authorities or other Governmental Entities all Tax Returns that it was required to file prior to the date that such Tax Return became delinquent. All such Tax Returns are complete and accurate. All Taxes due and owing by any of the Company and the Company Subsidiaries on or before the date hereof (whether or not shown as being due on any Tax Returns) have been paid. None of the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and to the Company’s knowledge, there are no facts or basis upon which any such claim could reasonably be made.

(b) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the financial statements contained in the most recent Company SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the financial statements in the most recent Company SEC Filings, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes with respect to any of the Company and the Company Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity. No audit or other proceeding for or relating to any liability in respect of

Taxes of any of the Company or any Company Subsidiary is being or has ever been conducted by any Tax authority or Governmental Entity, and the Company and the Company Subsidiaries have not received notification in writing that any such audit or other proceeding is pending. Each deficiency resulting from any completed audit or examination relating to Taxes by any Tax authority has been timely paid or is being contested in good faith and has been adequately reserved for on the books of the Company. No issues relating to any material amount of Taxes were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended December 31, 1997, 1998, 1999, 2000, 2001, 2002 and promptly upon their availability, 2003, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since December 31, 1999, with respect to Taxes of any type. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(d) There are no Liens for Taxes upon the assets of any of the Company and the Company Subsidiaries (other than with respect to Permitted Liens for Taxes). No power of attorney (other than powers of attorney authorizing employees of the Company or any Company Subsidiaries to act on behalf of the Company or such Company Subsidiaries, respectively) with respect to any Taxes has been executed or filed with any Tax authority.

(e) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity.

(f) Neither the Company nor any Company Subsidiary is responsible for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, by Contract, or otherwise. None of the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement.

(g) Neither the Company nor any Company Subsidiary has been a party to any distribution occurring during the two (2) years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(h) Neither the Company nor any Company Subsidiary (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of any of the Company or any Company Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(i) Neither the Company nor any Company Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law, (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law) or (v) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(j) Neither the Company nor any Company Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(k) None of the outstanding indebtedness of any of the Company and its Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

(l) Neither the Company nor any Company Subsidiary has ever participated in an international boycott within the meaning of Code Section 999.

(m) Neither the Company nor any Company Subsidiary has entered into or participated in any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§ 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.19 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). Copies of all insurance policies of the Company have been provided to Parent, including the Company’s application for Directors & Officers Liability insurance, along with attachments thereto.

3.20 Properties.

(a) Each of the Company and each Company Subsidiary has (i) good and valid title to all of the properties and assets (other than Intellectual Property of the Company or any Company Subsidiary) reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Filings, except for property or assets that have been sold or disposed of in the ordinary course of business since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens, and (ii) a valid leasehold interest or other comparable contract of use in all properties and assets reflected as leased on such balance sheet (other than the Licensed Intellectual Property), except for such leases terminated in the ordinary course of business since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens. The assets of the Company and the Company Subsidiaries (other than the Owned Intellectual Property) and any assets leased or licensed by the Company and the Company Subsidiaries (other than the Licensed Intellectual Property) constitute as of the date of this Agreement, and will constitute as of the Closing (except sales and dispositions of assets in the ordinary course of business), all of the material assets, rights and properties, tangible and intangible, real or personal (other than the Intellectual Property of the Company or any Company Subsidiary), which are necessary for the operation of the business of the Company and the Company Subsidiaries, as presently operated. The Company or a Company Subsidiary, as applicable, enjoys peaceful and undisturbed possession under all Personal Property Leases and Real Property Leases.

(b) Section 3.20(b) of the Company Disclosure Letter lists all real property owned by the Company or any Company Subsidiary (the “Owned Real Properties”). The Company and the Company Subsidiaries have good and marketable and insurable title to the Owned Real Properties, free and clear of all Liens, except for Permitted Liens.

(c) (i) All Personal Property Leases and Real Property Leases are valid and binding on the Company or any Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, (ii) all Personal Property Leases and Real Property Leases are in full force and effect, (iii) the Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by them under the Personal Property Leases and Real Property Leases and (iv) to the knowledge of the Company, each other party to a Real Property Lease or Personal Property Lease has performed in all material respects all obligations required to be performed by it under such Real Property Lease or Personal Property Lease. Neither the Company nor any Company Subsidiary has knowledge of any default or any event which, with the giving of notice of lapse of time or both, would be an event of default, by the lessee or licensee thereunder. All personal property owned, leased or otherwise under the control of the Company or any Company Subsidiary is in good operating condition and repair.

(d) Neither party to any Real Property Lease has commenced any action in respect of, or arising out of such Real Property Lease or given any notice to the Company or any Company Subsidiary for the purpose of terminating or threatening to terminate such Real Property Lease, and no lessor under any Real Property Lease has given any notice to the Company or any Company Subsidiary for the purpose of terminating or threatening to terminate any right of first refusal (or right of first offer) to lease or purchase, any lease expansion right, or any similar right now existing under the Real Property Leases.

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Letter, to the knowledge of the Company, the improvements located on the Owned Real Property and the real property subject to the Real Property Leases are structurally sound, with no material defects, and all building systems contained therein are in good operating condition and repair, subject to ordinary wear and tear.

3.21 Regulatory Compliance. To the extent applicable to the Company or any Company Subsidiary:

(a) All Pharmaceutical Products that are subject to the jurisdiction of the FDA are being developed, labeled, stored, tested and distributed in compliance with all applicable requirements under the FDCA, the Public Health Service Act, their implementing regulations, and all applicable similar state and foreign regulatory requirements of any Governmental Entity, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new Pharmaceutical Product, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) All preclinical trials and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company and the Company Subsidiaries have been, and are being, conducted in compliance with the requirements of Good Clinical Practice and all requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company and the Company Subsidiaries have been and are being conducted in material compliance with FDA’s current Good Manufacturing Practice regulations for drug and biological products. In addition, the Company and the Company Subsidiaries are in compliance with all registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar laws, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) No Pharmaceutical Product has been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity by the Company or any Company Subsidiary or, to the knowledge of the Company, any licensee, distributor or marketer of any Pharmaceutical Product, in the United States or outside of the United States.

(e) Neither the Company nor any Company Subsidiary has received any notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any Pharmaceutical Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any Pharmaceutical Products.

(f) To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding with respect to a recall, suspension or discontinuance of any Pharmaceutical Product.

(g) As to the Pharmaceutical Products of the Company and the Company Subsidiaries for which a biological license application, new drug application,

investigational new drug application or similar state or foreign regulatory application has been approved, the Company and the Company Subsidiaries are in compliance with 21 U.S.C. §§ 355, Section 626 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. As to each such drug, the Company and any relevant Company Subsidiary, and the officers, employees or agents of the Company and any Company Subsidiary, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) and the list described in 21 U.S.C. § 335a(k)(2) and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company and each Company Subsidiary is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207.

(h) Neither the Company, nor any Company Subsidiary, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company, nor any Company Subsidiary, nor to the knowledge of the Company, any officer, key employee or agent of the Company, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or any similar state law or regulation under 42 U.S.C. Section 1320a-7.

3.22 Product Registration Files. The product registration files and dossiers of the Company and each Company Subsidiary have been maintained in accordance with reasonable industry standards. The Company and each Company Subsidiary has in its possession copies of all the material documentation filed in connection with filings made by the Company or any Company Subsidiary for regulatory approval or registration of the candidates, compounds or products of the Company or any Company Subsidiary, as the case may be. To the knowledge of the Company, the filings made by the Company and the Company Subsidiaries for regulatory approval or registration of the candidates, compounds or products of the Company or any Company Subsidiary did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

3.23 Opinion of Financial Advisor. Goldman, Sachs & Co. (the “Company Financial Advisor”) has delivered to the Board of Directors of the Company its written opinion that, as of the date hereof, and subject to customary assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger is fair from a financial point of view to the holders of Company Common Stock other than Parent. The Company has provided a true and correct copy of such opinion to Parent.

3.24 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company or any Company Subsidiary necessary to approve this Agreement, the Merger and the transactions contemplated hereby (the “Company Stockholder Approval”).

3.25 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. Prior to the date of this Agreement, the Company has delivered to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor or Cooley Godward LLP pursuant to which such firms would be entitled to any payment relating to the Merger.

3.26 Sarbanes-Oxley Act. The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market, Inc.’s National Market. Except as disclosed in the Company SEC Filings, there are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company or a Company Subsidiary. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any loans to any executive officer or director of the Company or any Company Subsidiary. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Company Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure, and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has delivered to Parent a correct and complete summary of any such disclosure made by management of the Company to the Company’s auditors and audit committee since January 1, 2001. Since December 31, 2001, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Exchange Act.

3.27 Disclosure. None of the representations or warranties of the Company contained herein and none of the information contained in the Company Disclosure Letter when taken as a whole, contains, or at the Effective Time will contain, any untrue statement of a material fact or omits, or at the Effective Time will omit, to state a material fact required to be stated herein or therein necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

3.28 Registration Statement and Proxy Statement Disclosure. The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (iii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

3.29 Affiliate Agreements. Each “affiliate” of the Company as of the date hereof (within the meaning of Rule 145 under the Securities Act) has executed and delivered to the Parent an Affiliate Agreement and such Affiliate Agreement is in full force and effect.

3.30 Cumbre. The Company has delivered to Parent a true and complete copy of a Business Plan for Cumbre dated February 2004 (the “Offering Memorandum”). To the knowledge of the Company, the Offering Memorandum did not, as of its date, contain any untrue statement of a material fact. In addition, except as set forth on Section 3.30 of the Company Disclosure Letter, the Company has no commitment to, whether by Contract or otherwise, or other liability owing to, or related to, Cumbre.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that the statements in this Article 4 are true and correct.

4.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing which have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.2 Certificate of Incorporation and Bylaws. The copies of (i) Parent’s Restated Certificate of Incorporation, as amended, listed as an exhibit to Parent’s Form 10-K for the year ended December 31, 2003 (the “Parent Certificate”) and (ii) Amended and Restated Bylaws as of March 8, 2004, which has previously been provided to the Company (the “Parent Bylaws”), are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Certificate or Parent Bylaws.

4.3 Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Each of (a) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (b) the issuance of shares of Parent Common Stock in accordance with this Agreement has been duly and validly authorized by all necessary corporate action by Parent and no other corporate proceedings on the part of Parent or any Parent stockholder votes are necessary to authorize this Agreement or to consummate such transactions. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the Agreement has been duly and validly executed and delivered by the Company, constitutes the legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the Parent Certificate or the Parent Bylaws or the certificate of formation of Merger Sub, as the case may be, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained and that all filings and notifications described in Section 4.4(b) have been made, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, materially impede the consummation by Parent of the Merger, (iii) require any consent or approval under any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or other assets is subject, the failure of which to obtain would prevent, materially impede the consummation by Parent of the Merger, or (iv) result in any breach of, any loss of any benefit under or default (or an event which with notice or lapse of time or both would become a default) under, or result in termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or other assets is subject, in each case the effect of which would prevent, materially impede the consummation by Parent of the Merger.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of NASDAQ, the HSR Act, foreign or supranational antitrust and competition Laws, and the filing and recordation of the Certificate of Merger as required by the DGCL and LLC Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.5 Authorization of Shares. All shares of Parent Common Stock to be issued as Merger Consideration, when issued pursuant to and in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights.

4.6 SEC Filings; Financial Statements.

(a) Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2001 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Filing has been revised, supplemented, amended or superceded by a later-filed Parent SEC Filing, or has otherwise become immaterial, none of the Parent SEC Filings contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect).

4.7 Ownership of Merger Sub. All of the outstanding limited liability company interests of Merger Sub are owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued Equity Interests in Merger Sub or obligating Merger Sub to grant, issue or sell any Equity Interests in Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any Equity Interests of Merger Sub.

4.8 Operation of Merger Sub. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent (a “Parent Subsidiary”).

4.10 Registration Statement and Proxy Statement Disclosure. The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (iii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as specifically permitted by any other provision of this Agreement, unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the

Company or unless Parent shall otherwise agree in writing, the Company shall, and shall cause each Company Subsidiary to, (i) maintain its existence in good standing under all applicable Laws, (ii) conduct its operations only in the ordinary and usual course of business consistent with past practice, (iii) use its commercially reasonable efforts to protect the Owned Intellectual Property and Licensed Intellectual Property to the end that the Company’s and the Company Subsidiaries’ goodwill and ongoing businesses shall not be impaired in any material respects, and (iv) use its commercially reasonable efforts to keep available the services of the current employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and the Company Subsidiaries with their employees, customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

(a) amend the Company Certificate or the Company Bylaws, any certificate of designation with respect to the Company Preferred Stock, or other comparable charter or organizational documents of any Company Subsidiary;

(b) except as set forth on Section 5.1(b) of the Company Disclosure Letter with respect to clause (i) below, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any Equity Interests in, or voting securities of, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for such Equity Interests or voting securities, or any options, warrants or other rights of any kind to acquire any such Equity Interests or voting securities or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company or any Company Subsidiary, except that the Company may (i) grant stock options to purchase up to 100,000 shares of Company Common Stock in the aggregate to new employees of the Company or any Company Subsidiary under the Company’s 1997 Equity Incentive Plan, as amended, provided, that no such grant to purchase more than 10,000 shares of Company Common Stock shall be made to any individual without the prior written consent of Parent, (ii) grant stock option to purchase not more than 50,000 shares of Company Common Stock in the aggregate to non-employee directors of the Company to the extent provided in the automatic grant provisions of the Company’s Amended and Restated 1997 Non-Employee Directors’ Stock Option Plan, provided that any such grants shall provide for a vesting schedule whereby no such options shall vest or be exercisable for thirty-six months following the date of grant, (iii) issue shares of Company Common Stock pursuant to the ESPP or upon the exercise of Company Options outstanding on the date hereof (or that are granted or issued after the date of this Agreement in compliance with this Agreement) and in accordance with their terms as of the date hereof, and (iv) issue shares of Company Common Stock upon the exercise of Company Warrants outstanding as of the date hereof.

(c) (i) sell, pledge, assign, dispose of, transfer, lease, sell and leaseback, license, guarantee, securitize or encumber, or authorize the sale, pledge, disposition, transfer, lease, sale and leaseback, license, guarantee, securitization or encumbrance of, any property or asset or interest therein (excluding Owned Intellectual Property and Licensed Intellectual Property) of the Company or any Company Subsidiary), except for (A) sales of inventory and used equipment in the ordinary course of business consistent with past practice, (B) the incurrence of Permitted Liens or (C) transfers of property, assets or interests which are not, individually or in the aggregate, material, (ii) enter into, modify or amend any Real Property Lease or Personal Property Lease, except for capital leases that are permitted by Section 5.1(f), or (iii) enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than with the Company or any wholly-owned Company Subsidiary;

(d) (i) declare, set aside or pay any dividends on, or make any other distributions (whether payable in cash, stock or property or a combination thereof) in respect of, any of its Equity Interests, other than dividends or distributions by a wholly-owned Company Subsidiary to its stockholders, (ii) enter into any agreement with respect to the voting of its Equity Interests or voting securities, (iii) split, combine, subdivide or reclassify any of its Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its Equity Interests or (iv) other than pursuant to the Contracts set forth in Section 5.1(d) of the Company Disclosure Letter, purchase, redeem or otherwise acquire any of its Equity Interests or any other securities thereof or any rights, warrants or options to acquire any such Equity Interests or other securities;

(e) directly or indirectly acquire (i) by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person or (ii) any asset or assets that, individually, has a purchase price or total license, royalty or other fees payable in excess of $100,000 or, in the aggregate, have a purchase price or total license, royalty or other fees payable in excess of $200,000, except for (A) new capital expenditures, which shall be subject to the limitations of clause (g) below, and (B) purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not be reasonably expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

(f) (i) incur any indebtedness for borrowed money or capital lease obligations or guarantee any such indebtedness or capital lease obligations of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or of any Company Subsidiary, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money or capital lease obligations, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make or authorize any loan, advance or capital contributions to, or investments in, any other Person, other than in the case of the foregoing (i) and (ii), (A) by the Company or a Company Subsidiary to or in the Company or any wholly-owned Company Subsidiary; (B) in connection with the purchase of supplies in the ordinary course of business consistent with past practice; (C) under the Company’s existing credit facilities or replacement credit facilities in an aggregate amount not larger than the Company’s existing credit facilities; or (D) in an aggregate additional amount of $250,000;

(g) make or agree to make any new capital expenditure (including leases and in-licenses), or enter into any agreement or agreements providing for payments which are in excess of $200,000 individually or $1,000,000 in the aggregate; provided that, neither the Company nor any Company Subsidiary may make any capital expenditure related to (i) the purchase of equipment for Tularik Limited, a United Kingdom corporation, (ii) the Company’s genomics programs, studies or operations, (iii) automated compound inventory system, (iv) Berthold up-grades, (v) CRF imaging equipment or (vi) development pharmaceutical equipment

(h) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in 3.10(a) of the Company Disclosure Letter: (i) adopt, enter into, terminate or amend any (A) Company Benefit Plan or (B) other collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, termination, severance, indemnification or other plan, trust, fund, policy or arrangement for the benefit of any current or former employee or consultant, except to the extent required by applicable Law, (ii) increase in any manner the compensation, bonus, or fringe or other benefits of, or pay any bonus to, any current or former employee or consultant, other than in the case of employees who are neither current nor former officers or directors, increases made in connection with annual merit increases or non-material increases in the ordinary course of business consistent with past practice and of no more than 5% of an employee’s base salary as of December 31, 2003, or as required by any binding employment agreement, (iii) pay any benefit or amount not required under any Company Benefit Plan, (iv) increase in any manner the severance or termination pay of any current or former employee or consultant, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, “phantom” stock or other stock related awards), or remove any existing restrictions in any Company Benefit Plans or agreements or awards made thereunder, (vi) amend or modify any Company Stock Option or, in any material respect, any Company Warrant, (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan, or (viii) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Company Benefit Plan;

(i) (i) increase the number of employees of the Company and the Company Subsidiaries by more than 3%, based on the number of employees employed by the Company and the Company Subsidiaries as of the date hereof, (ii) enter into an employment agreement or relationship, other than an “at will” employment relationship, with any Person, or (iii) enter into an employment agreement or relationship with any Person at a Vice President or more senior position;

(j) except as required by Law or any judgment by a court of competent jurisdiction, (i) pay, discharge or satisfy any material liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Filings (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or pursuant to existing Company Material Contracts or pursuant to Contracts expressly permitted by this Section 5.1, (ii) cancel, discharge or adversely modify the terms of any indebtedness owed to the Company or any Company Subsidiary or (iii) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(k) waive any benefits of, agree to modify in any respect, fail to enforce, or consent to any matter with respect to which consent is required under, any (A) standstill or similar agreement containing provisions prohibiting a third party from purchasing the Equity Interests, voting securities or assets of the Company or any Company Subsidiary or otherwise seeking to influence or exercise control over the Company or any Company Subsidiary and to which the Company or any Company Subsidiary is a party or (B) confidentiality, non-solicitation or similar agreements to which the Company or any Company Subsidiary is a party;

(l) make any change in accounting policies or procedures, other than as required by GAAP or by a Governmental Entity and as concurred to by the Company’s independent public accountants;

(m) make any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any amended material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(n) write up, write down or write off the book value of any assets of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice and GAAP;

(o) take any action to render inapplicable, or to exempt any third party from, (i) the provisions Section 203 of the DGCL or (ii) any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, in each case, other than the Merger;

(p) enter into, modify, amend or terminate, or waive, release or assign any rights or claims under (i) any Contract pursuant to which the Company, any Company Subsidiary or any other party thereto has material continuing obligations, rights or interests relating to the research, development, clinical trial, supply, manufacture, marketing or co–promotion of, or collaboration with respect to, any product or product candidate for which the Company or any Company Subsidiary is currently engaged in research or development, (excluding: (A) clinical study agreements with clinical trial sites, (B) non-disclosure agreements (other than non-disclosure agreements relating to potential business combinations or acquisitions involving the Company or any Company Subsidiary or similar transactions), (C) Contracts with independent contractors or vendors providing for services to the Company or a Company Subsidiary (other than material manufacture or supply services Contracts or material Contracts with contract research organizations for clinical trials related services), and (D) customary material transfer Contracts (other than material transfer Contracts for pre-clinical products or clinical products of the Company or any Company Subsidiary with commercial, pharmaceutical or biotechnology companies), in each case of the foregoing (A), (B), (C), or (D), entered into in the ordinary course of business consistent with past practice); or (ii) any License pursuant to which the Company, any Company Subsidiary or any other party thereto has, or will have, material continuing obligations, rights or interests;

(q) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (i) adversely affect the Company in any material respect, (ii) impair the ability of the Company to perform its obligations under this Agreement in any material respect, (iii) prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement or (iv) limit or restrict the Surviving Entity, any Affiliate of the Surviving Entity or any of their successors and assigns from engaging or competing in any line of business or in any geographic area;

(r) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to (i) conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, such Contract, (ii) give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under such Contract, or (iii) result in the creation of any Lien other than Permitted Liens in or upon any of the properties or other assets of the Company or any Company Subsidiary under, or give rise to any increased, additional, accelerated, or guaranteed material right or entitlements of any third party under, or result in any material alteration of, any provision of, such Contract;

(s) enter into any Contract containing any restriction on the ability of the Company or any Company Subsidiary to assign its rights, interests or obligations thereunder, unless such Contract expressly permits any assignment to Parent or any Parent Subsidiary in connection with or following the consummation of the Merger;

(t) enter into a Contract with a Specially Designated National or Blocked Person as defined by the Office of Foreign Asset Control of the United States Department of the Treasury;

(u) except as otherwise expressly permitted by this Section 5.1, modify or amend in any material respect, or terminate, or waive, release or assign any material rights or material claims under, or agree to any material change in, any Company Material Contract;

(v) (i) amend, modify or waive any provision of the Company Rights Agreement, or take any action to render the preferred stock purchase rights issued under the Company Rights Agreement inapplicable to any transaction or Person, other than the Merger and other than Parent, Merger Sub or any Parent Subsidiary, (ii) prior to the Effective Time, redeem the preferred stock purchase rights issued under the Company Rights Agreement or (iii) adopt any other stockholder rights agreement or “poison pill”;

(w) take any action that is intended or would reasonably be expected to result in any of the representations and warranties set forth in Article 3 to become untrue or any condition set forth in Article 7 not being satisfied;

(x) (i) pre-pay any long term debt, except in the ordinary course of business consistent with past practice, (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (iii) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (iv) vary the Company’s practice with respect to the purchase of supplies and raw materials in any material respect from the Company’s past practices;

(y) except as set forth in Section 5.1(y) of the Company Disclosure Letter, the Company shall not, and shall not permit any of the Company Subsidiaries to, (i) (A) sell, pledge, assign, dispose of, transfer, lease, license, guarantee, securitize, abandon, fail to maintain or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee, securitization, abandonment, failure to maintain or encumbrance of, any Owned Intellectual Property or Licensed Intellectual Property (including the Company’s type 2 diabetes product candidate known as T131) or (B) grant, extend, amend (except as required in the diligent prosecution of the Company’s and the Company Subsidiaries’ Owned Intellectual Property), waive or modify any rights in or to the Owned Intellectual Property or Licensed Intellectual Property, except in the case of the foregoing (A) and (B) as permitted under clause (p)(i) above, (ii) fail to diligently prosecute the Company’s and its Subsidiaries’ patent applications, or (iii) fail to exercise a right of renewal or extension under any material License;

(z) communicate with Company employees regarding the compensation, benefits or other treatment they will receive in connection with the proposed Merger in writing, group messages or presentations, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, to the extent practicable, the Company shall provide Parent with prior notice of any such communications);

(aa) authorize, announce an intention to enter into, or enter into any agreement or otherwise make any commitment to do any of the foregoing; or

(bb) foreclose or otherwise exercise any right, power, remedy or enforcement of its rights in respect of those certain shares of Company Common Stock held or beneficially owned by any of the Company’s directors or officers and subject to certain stock pledge agreements or securing certain loan agreements between the Company and such directors or officers.

5.2 Tax-Free Reorganization Treatment

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(a) Prior to the Effective Time, Parent and the Company shall use their commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. After the date of this Agreement (including, without limitation, after the Effective Time), neither Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The parties hereto shall cooperate and use their commercially reasonable efforts in order for Parent to obtain the opinion of Latham & Watkins LLP described in Section 7.2(f) (and any additional tax opinion required to be delivered in connection with the Registration Statement) and for the Company to obtain the opinion of Cooley Godward LLP described in Section 7.3(c) (and any additional tax opinion required to be delivered in connection with the Registration Statement). In connection therewith, both Parent (together with Merger Sub) and the Company shall deliver to Latham & Watkins LLP and Cooley Godward LLP representation letters, dated and executed as of the dates of such opinions, in substantially the form attached to this Agreement as Exhibit B and Exhibit C, respectively, and any such representation letter delivered prior to the Effective Time shall not have been withdrawn or modified in any material respect prior to the Effective Time.

5.3 Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Registration Statement; Proxy Statement

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(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and the Company shall file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company as Merger Consideration. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Registration Statement and Proxy Statement. Each of the Company and Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. The Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Registration Statement or the Proxy, as the case may be, received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC and shall consider all comments proposed by the Company in good faith. Except as required by applicable Law, no amendment or supplement (including incorporation by reference) to the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed. Prior to the filing or mailing of any amendment or supplement to the Proxy Statement or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent.

(b) The Company shall use its commercially reasonable efforts to mail the Proxy Statement to its stockholders within five Business Days after the Registration Statement shall have become effective.

(c) The Proxy Statement shall include (subject to Section 6.4(e)) the recommendation of the Board of Directors of the Company that adoption of this Agreement by the Company’s stockholders is advisable and that the Board of Directors of the Company has determined that the Merger is fair and in the best interests of the Company’s stockholders (the “Company Recommendation”). Parent and the Company each shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d) If at any time prior to the Effective Time any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company.

(e) If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent.

6.2 Stockholders’ Meeting. The Company shall, as soon as reasonably practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), after coordination with Parent, solely for the purpose of voting upon the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby; provided, however, the Company Stockholders’ Meeting shall be held not later than two (2) Business Days prior to the Outside Date (provided that, the Company shall not be required to hold the Stockholders’ Meeting by such date if (A) at such time the Company would be entitled to terminate this Agreement under Section 8.1(g) as a result of an intentional or willful breach by Parent and such breach by Parent has been the cause of, or resulted in, the failure of the Company to call or hold the Company Stockholders’ Meeting on or before such date or (B) the Company shall have been prohibited by applicable Law from holding the Company Stockholders’ Meeting during the 30 day period prior to such date; provided that, the Company has used all commercially reasonable efforts to remove such legal impediments). In connection with the Company Stockholders’ Meeting and the transactions contemplated hereby, the Company will (i) use its commercially reasonable efforts (including postponing or adjourning the Company Stockholders’ Meeting to obtain a quorum or to solicit additional proxies) to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the other transactions contemplated hereby and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders’ Meeting. Subject to Section 6.4(e), the Company shall, through its Board of Directors, provide the Company Recommendation at the Company Stockholders’ Meeting.

6.3 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement to which the Company or any of the Company Subsidiaries is a party (which the Company or a Company Subsidiary shall use commercially reasonable efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, and subject to applicable Laws relating to access to and the exchange of information, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to provide reasonable access during normal business hours, upon reasonable prior notice to the Company, to all of the Company’s and the Company Subsidiaries’ properties, books, Contracts, commitments, personnel and records (including, without limitation, tax records and records regarding any changes in ownership of the Company’s stock), and the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document to be filed by it during such period pursuant to the requirements of Federal or state securities or Tax laws and (ii) all other information concerning its and any Company Subsidiary’s properties, books, Contracts, commitments, personnel and records as Parent may reasonably request for the purposes referred to above. No investigation conducted pursuant to this Section 6.3(a) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

(b) With respect to the information disclosed pursuant to this Section 6.3, Parent shall comply with, and shall cause its and its Affiliates’ Representatives to comply with, all of their respective obligations under the confidentiality agreement, dated February 11, 2003, as amended by an amendment letter dated May 21, 2003, previously executed by the Company and Parent, as further amended to date (the “Confidentiality Agreement”). This Agreement hereby amends the Confidentiality Agreement to provide that the prohibitions, restrictions and other terms and conditions contained in Section 6 of the Confidentiality Agreement shall not apply to this Agreement, the Voting Agreement, the Employment Agreements, the Affiliate Agreements and any of the transactions contemplated herein or therein.

6.4 No Solicitation of Transactions.

(a) The Company agrees it shall not, and it shall cause the Company Subsidiaries and its and their respective Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate or induce or knowingly or intentionally facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal or any proposal that would reasonably be expected to lead to any Acquisition Proposal, (ii) furnish to any Person any information with respect to any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 6.4(c)(i)), (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of these provisions, or to the extent specifically permitted pursuant to Section 6.4(c)(ii), (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 6.4(e)), or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby (except for confidentiality agreements specifically permitted pursuant to Section 6.4(c)(i)). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary, whether or not such Person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be a breach of this Section 6.4(a) by the Company. The Company shall and shall cause each Company Subsidiary and its and their respective Affiliates and Representatives to immediately terminate all discussions or negotiations, if any, with any third party with respect to, or any that would reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. The Company shall promptly (but in no event later than forty-eight hours following the execution of this Agreement) demand that each Person which has heretofore executed a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Proposal (other than agreements that have expired by their terms) to immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company, any Company Subsidiary or any of its or their Affiliates or Representatives to such Person, its Subsidiaries or any of its or their Affiliates or Representatives. The parties agree that in no event shall Parent or Merger Sub be deemed an Affiliate of the Company for purposes of this Section 6.4(a). Section 6.4(a) of the Company Disclosure Letter sets forth a complete list of any confidentiality agreement with the

Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Proposal (other than agreements that have expired by their terms).

(b) (i) As promptly as practicable, and in any event within twenty-four hours, after any officer or director of the Company receives or has knowledge of any Acquisition Proposal or any request for information or inquiry which could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry, a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry and a written summary of any such Acquisition Proposal, request or inquiry, if it is not in writing. After receipt of the Acquisition Proposal, request or inquiry, the Company shall continue to promptly keep Parent informed in all material respects of the status and details (including notice of all material amendments or proposed material amendments and a summary of all oral proposals, requests or inquiries) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(ii) The Company shall provide Parent with five Business Days prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which such Board of Directors is reasonably expected to discuss any Acquisition Proposal or Change of Recommendation described in Section 6.4(e)(B).

(c) If, prior to the receipt of the Company Stockholder Approval, the Company receives a bona fide written Acquisition Proposal from a Person that is a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications to this Agreement proposed by Parent and Merger Sub during any five Business Day period referenced below), the Company shall promptly provide to Parent written notice that shall state expressly (A) that it has received a Superior Proposal and (B) the identity of the party making such Superior Proposal and the material terms and conditions of the Superior Proposal (the “Superior Proposal Notice”) and may, so long as the Superior Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 6.4, take the following actions (but only if and to the extent that Board of Directors of the Company concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so would result in a breach of its fiduciary obligations to its stockholders under applicable Law):

(i) furnish nonpublic information to the Person making the Acquisition Proposal, provided that (A) prior to furnishing any such nonpublic information to such Person, (1) the Company gives Parent written notice of its intention to furnish nonpublic information and (2) the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person on its behalf and customary standstill provisions, the terms of which are no more favorable to such Person than the terms contained in the Confidentiality Agreement, and (B) contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes to Parent all such nonpublic information not previously provided to Parent and a detailed list of all such non-public information previously provided to Parent; and

(ii) engage in discussions and negotiations with such Person with respect to the Acquisition Proposal.

(d) For a period of not less than five Business Days after Parent’s receipt of each Superior Proposal Notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal (a “Former Superior Proposal”). The terms and conditions of this Section 6.4 shall again apply to any inquiry or proposal made by any Person who withdraws a Superior Proposal or who made a Former Superior Proposal (after withdrawal or after such time as their proposal is a Former Superior Proposal).

(e) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the Company Recommendation or (ii) recommend, adopt or approve or propose publicly to recommend, adopt or approve, any Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement, (A) other than in connection with an Acquisition Proposal, the Board of Directors of the Company may withhold, withdraw or modify the Company Recommendation, and (B) in response to the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after the Company’s compliance with Section 6.4(b), Section 6.4(c) and Section 6.4(d), the Board of Directors of the Company may withhold or withdraw the Company Recommendation and may recommend the Superior Proposal (any of the actions under the foregoing (A) or (B), whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), if, in the case of (A) or (B), both of the following conditions are met:

(i) the Company Stockholders’ Meeting has not occurred; and

(ii) the Board of Directors of the Company has concluded in good faith, following the receipt of advice of its outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Law.

(f) Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to hold a vote of the Company’s stockholders on this Agreement and the Merger at the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by any Change of Recommendation. The Company agrees that it shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

(g) Nothing contained in this Agreement shall prohibit (i) the Board of Directors of the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) accurate disclosure of factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal, in each case, to the extent such information, facts, identity or terms are required to be disclosed under applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.4(e).

6.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction and (C) any other applicable Law and (iii) the obtaining of all necessary consents, approvals or waivers from third parties; provided that none of the Company, Parent or Merger Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents. Notwithstanding the foregoing, the Company shall not, without Parent’s prior written consent, commit or agree to commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements or commit to conduct its business in a specified manner (or allow any Company Subsidiary to commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements). Nothing in this Agreement shall be deemed to require Parent or any Parent Subsidiary to (with respect to Parent or any Parent Subsidiary or with respect to the Company or any Company Subsidiary) commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements or commit to conduct its business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

(b) In connection with and without limiting the foregoing, the Company and Parent shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice, and in any applicable foreign jurisdiction with the appropriate Governmental Entity, the notification and report form required under the HSR Act or the antitrust and competition Laws of any such foreign jurisdiction (the “Antitrust Filing”) with respect to the transactions contemplated by this Agreement as promptly as practicable. The

Antitrust Filing shall be in substantial compliance with the requirements of applicable Laws. In connection with the Antitrust Filing, each party shall (i) cooperate with the other party to the extent necessary to assist the other party in the preparation of its Antitrust Filing and pursuant to any investigation or other inquiry under or relating to applicable Laws, (ii) keep the other party informed of any communication received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) permit the other party to review in advance any communication intended to be given by it to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity, (iv) to request early termination of the waiting period required by any applicable Laws and (v) if requested, to promptly amend or furnish additional information thereunder.

(c) The Company and the Board of Directors of the Company shall (i) take all action possible to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

(d) (i) Subject to, but without limiting the foregoing sections (a), (b) and (c), Parent and the Company shall each use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date including defending through litigation on the merits any claim asserted in any court by any Person; and (ii) each use its commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date).

(e) Subject to Section 6.5(a), the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Letter or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.5(e), such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

(f) From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

6.6 Letters of Company’s Accountants. At the request of Parent, the Company shall use its commercially reasonable efforts to cause to be delivered to Parent a comfort letter of PriceWaterhouseCoopers LLP, the Company’s independent public accountants, dated a date within two (2) business days before the Registration Statement shall become effective and a comfort letter of PriceWaterhouseCoopers LLP dated a date within two (2) Business Days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

6.7 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.8 Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with NASDAQ, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal nonpublic information regarding the other party.

6.9 NASDAQ Listing. Parent shall use its commercially reasonable efforts (a) to cause the Parent Common Stock to be issued in the Merger to be approved for listing upon the Effective Time on NASDAQ or on such national securities exchange as the Parent Common

Stock is listed and (b) to cause the Parent Common Stock issued upon the exercise of converted Company Options and Company Warrants to be approved for listing on NASDAQ or on such national securities exchange as Parent Common Stock is listed.

6.10 Employee Benefit Matters.

(a) Parent shall, or shall cause the Merger Sub and its other Subsidiaries to assume and comply with the terms of all Company Benefit Plans and the Transition Assistance Plans and to pay or provide, or cause to be paid or provided, the benefits required thereunder, except that there shall be no obligation of Parent to continue to provide benefits under the Company Benefit Plans, other than as provided in the Employment Agreements and Transition Assistance Plans, in respect of periods following the Effective Time and nothing herein shall prevent Parent from terminating any of the Company Benefit Plans unless prohibited by their terms or the terms of the Employment Agreements or Transition Assistance Plans. Nothing in this Agreement shall be construed as requiring Parent or any of its Subsidiaries to continue any specific employee benefit plan, program, practice, policy or arrangement sponsored or maintained by Parent as of the date of this Agreement or to continue the employment of any specific individual, except as otherwise provided in this Agreement or pursuant to the Employment Agreements or the Transition Assistance Plans, or to restrict any changes that Parent or any of its Subsidiaries may make to any employee benefit plan, program, practice, policy or arrangement sponsored or maintained by Parent as of the date of this Agreement or Company Benefit Plan as are permitted by its terms and under any applicable Law; provided, however, that Parent shall not modify or amend the Transition Assistance Plans to the extent such modification or amendment would materially reduce the benefits, if any, payable to the participants thereunder.

(b) As soon as practicable after the Effective Time (the “Benefits Date”), Parent shall provide, or cause to be provided to employees of the Company “employee welfare benefit plans” as defined in Section 3(1) of ERISA and “employee pension benefit plans” as defined in Section 3(2) of ERISA that are substantially similar in the aggregate, as reasonably determined by Parent, to those made generally available to similarly situated employees of Parent who are hired by Parent after December 31, 2003. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Company) (the “Continuation Period”), Parent shall provide, or cause to be provided, “employee welfare benefit plans” as defined in Section 3(1) of ERISA and “employee pension benefit plans” as defined in Section 3(2) of ERISA that are substantially similar in the aggregate, as reasonably determined by Parent, to those provided to employees of the Company as of the date hereof.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or a subsidiary of Parent in which employees of the Company or the Company Subsidiaries subsequently participate (the “Parent Plans”), for purposes of determining eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company or a Company Subsidiary (or predecessor employers to the extent the Company or a Company Subsidiary provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan. As of the Effective Time, Parent shall, or shall cause the Surviving Entity and its other Subsidiaries to, credit to employees of the Company and the Company Subsidiaries the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Effective Time, subject to the cap on vacation accrual set forth in Parent’s vacation policy, provided that the accrued vacation time of each such employee in excess of such cap shall be paid as soon as practicable to such employee at the employee’s compensation rate in effect as of the Effective Time. Parent shall use reasonable efforts to cause to be waived any waiting periods, evidence of insurability requirements, or the application of any pre existing condition limitations under any Parent Plans. Employees of the Company or a Company Subsidiary shall be given credit for amounts paid under a similar Company Benefit Plan during the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out of pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan for the plan year in which the Effective Time occurs.

(d) If requested by Parent at least five (5) days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the day immediately preceding the Effective Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(e) No provision of this Agreement shall create any third-party beneficiary rights in any employee of the Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee of the Company by Parent or the Surviving Entity or under any benefit plan which Parent or the Surviving Entity may maintain.

(f) Prior to the Effective Time, the Company shall terminate the Company’s 2004 Incentive Plan adopted and approved by its board of directors on February 12, 2004 (the “2004 Incentive Plan”), and Parent shall not assume any obligations under the 2004 Incentive Plan. The Company shall provide Parent with evidence that the 2004 Incentive Plan has been terminated pursuant to resolution of the Company’s board of directors (the form and substance of which shall be subject to review and approval by Parent) no later than the day immediately preceding the Effective Time.

(g) The parties hereto acknowledge and agree that none of the Merger Consideration is consideration for services or allocable to any covenant not to compete or to any other employment arrangement between the parties.

(h) To the extent that any Company Common Stock to be converted into shares of Parent Common Stock by virtue of the Merger is pledged to the Company as security for any loans to any employee of the Company, the Company shall cooperate with

Parent to secure a pledge agreement relating to such Parent Common Stock from such employee, on substantially similar terms as the pledge agreement between such employee and the Company as in existence as of the date hereof.

6.11 Indemnification, Exculpation and Insurance.

(a) Parent shall indemnify and hold harmless, (i) to the fullest extent permitted under applicable Law and (ii) without limiting the obligations under clause (i), but only to the extent permitted under applicable Law, as required pursuant to any indemnity agreements of the Company (and Parent also shall advance attorneys’ fees and expenses as incurred; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and the Company Subsidiaries against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby) and such obligation shall continue in full force and effect for a period of six years from and after the Effective Time.

(b) In the event that Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, or transferee of such assets shall expressly assume the obligations set forth in this Section 6.11.

(c) For six years after the Effective Time, Parent shall cause the Surviving Entity to, maintain (directly or indirectly through the Company’s existing insurance programs), in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof (provided that, such terms are commercially available in the market); provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amount no less favorable to such directors and officers or (ii) obtain such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time) and the Company shall cooperate with Parent in doing so (including, without limitation, executing all documents and providing all information and materials reasonably necessary therefor); provided further, that in satisfying its obligation under this Section 6.11(c), neither the Company nor Parent shall be obligated to pay more than 200% of the last annual aggregate premium paid prior to the date of this Agreement by the Company in the aggregate to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for 200% of the last annual aggregate premium paid prior to the date of this Agreement by the Company, or less, in the aggregate, Parent shall be obligated to provide the greatest coverage as may be obtained for such aggregate amount.

(d) Notwithstanding Section 6.10(e) or any other provision of this Agreement to the contrary, the provisions of this Section 6.11 are intended to be for the benefit of each indemnified party of this Section 6.11, his or her heirs and his or her representatives. The obligations of Parent and the Surviving Entity under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.11 applies without the express written consent of such affected indemnitee.

6.12 Affiliate Letters. The Company shall promptly provide to Parent the identity of any Persons that are expected to become “affiliates” of the Company for purposes of Rule 145 under the Securities Act and who have not executed an Affiliate Agreement. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list. The Company shall use its commercially reasonable efforts to cause each Person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 6.12 to execute an Affiliate Agreement, as soon as practicable after the date such Person is included on the list.

6.13 Stock Award Matters.

(a) The Company shall, and shall cause the administrator(s) of each of the Company Stock Option Plans to, take any and all actions necessary to cause the Company Options outstanding under the Company Stock Option Plans to be converted into options to purchase Parent Common Stock pursuant to Section 2.4 in such manner as will not result in acceleration or termination of such Company Options under such Company Stock Option Plans. Each of Parent and the Company agree to use commercially reasonable efforts to take all actions reasonably necessary to carry out the intent of the Transition Assistance Plans and Schedule C.

(b) Promptly after the Effective Time, and in any event within fifteen (15) Business Days after the Effective Time, Parent shall file one or more registration statements on Form S-3 or Form S-8, as the case may be (or any other successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to options issued or assumed pursuant to Section 2.4 and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

6.14 Stockholder Litigation.

(a) In the event a stockholder litigation related to this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby is brought, or threatened, against the Company and/or the members of the Board of Directors of the Company, the Company shall have the right to control the defense of such litigation; provided, however, that (i) any fees, costs or expenses incurred related to defending such litigation shall be reasonable (including attorneys’ fees), and (ii) the Company shall engage counsel reasonably acceptable to Parent. The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened, against the Company and/or the members of the Board of

Directors of the Company and shall provide Parent with updates and such information as Parent shall reasonably request with respect to the status of the litigation and discussions between the parties thereto. The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to such litigation and shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Parent shall have consented in writing to such payment or settlement, in its sole discretion.

(b) In the event a stockholder litigation related to this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby is brought, or threatened, against Parent, or the members of the Board of Directors of Parent, Parent shall have the right to control its own defense of such litigation, including compromising or settling such litigation.

6.15 Termination of Stock Purchase Agreement. The parties agree that, upon the Effective Time, each of the Parent’s and Company’s obligations under that certain Stock Purchase Agreement, dated May 21, 2003 (the “Stock Purchase Agreement”), shall terminate and be of no further force and effect. The Parties further agree that the obligations of Parent under Section 1.3(a) of such Stock Purchase Agreement shall be suspended until the date of the termination of this Agreement, in which event (if such Stock Purchase Agreement remains in effect at such time) the date referenced in such Section 1.3(a) shall be amended to delete “May 31, 2004” and shall be replaced by “the date that is sixty (60) days after the termination date of the Merger Agreement between Amgen Inc., a Delaware Corporation, Arrow Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Amgen Inc. and Tularik Inc., a Delaware corporation” and “the Per Share Market Value” in such Section 1.3(a) shall mean Seventeen Dollars ($17.00).

6.16 Insurance Policies. The Company agrees to use its commercially reasonable efforts to keep in effect its insurance policies as of the date hereof and to renew any insurance policies upon commercially reasonable terms upon expiration of such policies prior to the Effective Time. The Company agrees to provide prior notice to Parent of any termination, expiration, renewal or non-renewal of an insurance policy naming the Company or any Company Subsidiary as a payee.

6.17 WARN Act. With respect to all employees, the Company and/or any Company Subsidiary shall be responsible for providing any notices required to be given and otherwise complying with WARN or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Company or any Company Subsidiary, and Parent shall have no responsibility or liability under WARN (or any other similar statute or regulation) with respect to such employees. If Parent determines that an event would trigger WARN obligations (or obligations arising under similar statutes or regulations) within 60 days following the Effective Time, the Company or the Company’s Subsidiaries shall, at Parent’s request, provide notices to all employees as are required to be provided under WARN (or any similar statute or regulation), in a form approved by and as directed by Parent.

6.18 Parent to Vote in Support of Merger. Parent shall vote (whether by proxy or in person) the shares of Company Common Stock owned by Parent on the record date established for the Company Stockholders’ Meeting in favor of the approval of this Agreement.

6.19 Section 16 Matters. Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of shares of Company Common Stock, Company Options or rights under the ESPP pursuant to this Agreement in the Merger by any officer or director of the Company who, at the Effective Time, is a covered person of the Company for purposes of Section 16 of the Exchange Act (together with the rules and regulations thereunder, “Section 16”), shall be an exempt transaction for purposes of Section 16.

ARTICLE 7

CLOSING CONDITIONS

7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(b) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

(d) Consents and Approvals. Other than filings pursuant to the HSR Act and the antitrust and competition Laws of any other applicable jurisdiction, all material consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, shall have been obtained.

(e) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated (except, with respect to the antitrust or competition Laws of any other applicable jurisdiction, where the failure to allow such waiting period to expire or terminate would not have a Company Material Adverse Effect or a Parent Material Adverse Effect).

(f) NASDAQ Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on NASDAQ or on such national securities exchange as Parent Common Stock is then listed, subject to official notice of issuance.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, or would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, signed on behalf of the Company, to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, signed on behalf of the Company, to that effect.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Court Proceedings. There shall not be pending or threatened any action, litigation or proceeding by any Governmental Entity which is reasonably expected to result in an unfavorable injunction, judgment, order, decree, ruling or charge that would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely or materially limit the rights or powers of Parent to own, operate or control the Company and the Company Subsidiaries or (iv) otherwise have or reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, and no such injunction, judgment, order, decree, ruling or charge, shall be in effect.

(e) [Reserved]

(f) Parent Tax Opinion. Parent shall have received the opinion of Latham & Watkins LLP, dated the date of the Effective Time, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively. The opinion referred to in this Section 7.2(f) shall not be waivable after receipt of the Company Stockholder Approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure.

(g) Certain Employees. No more than two (2) Employment Agreements shall have been terminated and no condition shall exist such that, if not cured, a material breach would exist under more than two (2) Employment Agreements immediately following the Effective Time; provided, however, that, in no event, shall the Employment Agreements of those individuals named on Section 7.2(g)(i) of the Company Disclosure Letter have been terminated and no condition shall exist such that, if not cured, a material breach would result under such Employment Agreements following the Effective Time. No fewer that 70% of the employees of the Company listed on Section 7.2(g)(ii) of the Company Disclosure Letter shall be actively employed by the Company on the Closing Date, except to the extent where the failure of such named individual to be so actively employed on the Closing Date results solely from the death or permanent and total disability of such named individual in which case such named individual shall be deemed to be deleted from the list set forth in Section 7.2(g)(ii) of the Company Disclosure Letter; provided, however, that (i) if any such named individual voluntarily leaves the employ of the Company, the Company may hire a replacement employee that is reasonably acceptable to Parent, and (ii) neither Parent nor Merger Sub may rely on the failure of the condition set forth in the second sentence of this Section 7.2(g) to be satisfied if (A) such failure was caused by Parent or Merger Sub’s failure to act in good faith or to use commercially reasonable efforts to consummate the transactions contemplated by this Agreement, or (B) Parent proposes a post-closing compensation package to any named individual that represents a material reduction in such individual’s salary or benefits in effect on the date hereof (as a whole) or requires that such named individual relocate his or her principal location of employment by a distance of greater than fifty miles (in which case such named individual shall be deemed to be deleted from the list set forth in Section 7.2(g)(ii) of the Company Disclosure Letter).

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not, or would not reasonably be expected to, individually or in the aggregate, result in a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent, signed on behalf of Parent, to that effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent, signed on behalf of Parent, to that effect.

(c) Company Tax Opinion. The Company shall have received the opinion of Cooley Godward LLP dated the date of the Effective Time, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Cooley Godward LLP shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the form attached hereto as Exhibit B and Exhibit C, respectively. The opinion referred to in this Section 7.3(c) shall not be waivable after receipt of the Company Stockholder Approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Company Stockholder Approval has been obtained:

(a) by mutual written consent of Parent and the Company;

(b) by written notice of either the Company or Parent, if the Merger shall not have been consummated prior to September 30, 2004; provided, however, that such date may, from time to time, be extended by Parent or the Company (by providing written notice thereof to the other party within five Business Days prior to and including September 30, 2004) up to and including December 31, 2004, in the event (i) the Registration Statement has not been declared effective by the SEC, or (ii) all conditions to effect the Merger other than those set forth in Section 7.1(c), Section 7.1(d), Section 7.1(e) or Section 7.2(d) (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to December 31, 2004 (the later of the foregoing dates, as they may be so extended, shall be referred to herein as the “Outside Date”); provided further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c) by written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this

Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 6.5);

(d) by written notice of either Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof) at which the required number of shares to adopt this Agreement were present and entitled to vote and the vote to adopt and approve this Agreement is taken; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Parent if Parent shall have breached its obligation under Section 6.18;

(e) by written notice of Parent, if (i) the Board of Directors of the Company shall have withdrawn or adversely modified, or shall have resolved or determined to withdraw or adversely modify, the Company Recommendation; (ii) the Board of Directors of the Company shall have approved or recommended, or shall have resolved or determined to approve or recommend, to the stockholders of the Company, an Acquisition Proposal; (iii) the Board of Directors of the Company fails to publicly reaffirm the Company Recommendation within five Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal; (iv) a tender offer or exchange offer that, if successful, would result in any Person or group becoming a beneficial owner of 15% or more of the outstanding shares of Company Common Stock, is commenced (other than by Parent or an Affiliate of Parent) and the Board of Directors of the Company fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer within ten (10) Business Days; or (v) for any reason the Company fails to call or hold the Company Stockholders’ Meeting by the second Business Day prior to the Outside Date (provided that, Parent’s right to terminate this Agreement under clause (v) shall not be available if (A) at such time the Company would be entitled to terminate this Agreement under Section 8.1(g) as a result of an intentional or willful breach by Parent and such breach by Parent has been the cause of, or resulted in, the failure of the Company to call or hold the Company Stockholders’ Meeting on or before such date or (B) the Company shall have been prohibited by applicable Law from holding the Company Stockholders’ Meeting during the 30 day period prior to such date; provided that, the Company has used all commercially reasonable efforts to remove such legal impediments);

(f) by written notice of Parent, (i) if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured in all respects, or cannot be cured, within the earlier of 90 days after written notice thereof from Parent to the Company and two (2) Business Days prior to the Outside Date or (ii) if (A) the Company has breached any covenant or agreement on the part of the Company set forth in this Agreement, such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement, such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Outside Date or is not cured by the

Company within the earlier of 90 days after the Company receives written notice of such breach from Parent or Merger Sub thereof and two (2) Business Days prior to the Outside Date; or

(g) by written notice of the Company, if (i) Parent or Merger Sub has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the closing condition set forth in Section 7.3(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement, such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the Outside Date or is not cured by Parent or Merger Sub within the earlier of 90 days after Parent receives written notice of such breach from the Company and two (2) Business Days prior to the Outside Date.

8.2 Effect of Termination; Limitation on Liability.

(a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors, except (i) with respect to Section 6.3(b), this Section 8.2, Section 8.5 and Article 9 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Sections 8.1(f)(ii)(A) as a result of an intentional or willful breach by the Company, then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses up to an amount equal to $10.0 million.

(c) Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 8.1(g) as a result of an intentional or willful breach by Parent, then Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses up to an amount equal to $10.0 million.

(d) Payment of Expenses. Payment of Expenses pursuant to Section 8.2(b) or Section 8.2(c) shall be made not later than two (2) Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

(e) Termination Fee.

(i) In the event that this Agreement is terminated pursuant to Section 8.1(e), the Company shall pay to Parent a termination fee of $50,000,000 (the “Termination Fee”).

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(f)(ii)(A) as a result of an intentional or willful breach by the

Company, and after the date hereof but prior to the vote on this Agreement at the Company Stockholders’ Meeting, an Acquisition Proposal has been publicly announced (whether by the Company or any other Person) and has not been expressly and bona fide publicly withdrawn, the Company shall pay to Parent the Termination Fee.

(iii) In the event that this Agreement is terminated pursuant to Section 8.1(d) and, after the date hereof but prior to the vote on this Agreement at the Company Stockholders’ Meeting, (A) an Acquisition Proposal has been publicly announced (whether by the Company or any other Person) and has not been expressly and bona fide publicly withdrawn and (B) on or prior to the twelve-month anniversary of the termination of this Agreement pursuant to Section 8.1(d), a Competing Transaction is consummated or the Company enters into an agreement with respect to a Competing Transaction which is ultimately consummated (whether prior to or after such twelve-month period), the Company shall pay to Parent the Termination Fee.

(iv) The Termination Fee shall be payable (A) in the case of Sections 8.2(e)(i) or 8.2(e)(ii), within two (2) Business days after the termination of this Agreement pursuant to Section 8.1(e) or 8.1(f)(ii)(A), respectively, and (B) in the case of Section 8.1(e)(iii), within two (2) Business Days after the date on which a Competing Transaction is consummated.

(v) In no event shall the fee payable by the Company pursuant to this Section 8.2(e) exceed the amount of the Termination Fee, and any amounts paid pursuant to Section 8.2(b) shall be credited against the Termination Fee.

(vi) If at any time a fee becomes payable by the Company pursuant to this Section 8.2(e), Parent shall have the right (but not the obligation), at its option, to terminate its obligations under the Stock Purchase Agreement.

Notwithstanding the foregoing, the Company shall not be obligated to pay to Parent the Termination fee pursuant to Sections 8.2(e)(iii) if Parent shall have breached its obligations under Section 6.18.

The Company and Parent acknowledge and agree that the agreements contained in this Section 8.2(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2(e), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(f) All Payments. All payments under Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Fees and Expenses. Subject to Section 8.2(a), Section 8.2(b) and Section 8.2(e) of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that the Company agrees to not pay any bonuses, premiums or the like without the prior written consent of Parent, which may be withheld in its sole discretion and provided, further that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and Proxy Statement, excluding legal and accounting fees and expenses, which shall be borne solely and entirely by the party which has incurred the same, and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and Proxy Statement, and the Company shall reimburse Parent for one half of the filing fees paid by Parent pursuant to the HSR Act.

ARTICLE 9

GENERAL PROVISIONS

9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

(a) If to Parent or Merger Sub, addressed to it at:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Facsimile: (805) 499-8011

Attn: Corporate Secretary

with a copy to:

Latham & Watkins

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

Facsimile: (213) 891-8763

Attn: Paul Tosetti, Esq

and

Latham & Watkins LLP

650 Town Center Drive

Costa Mesa, California 92626

Facsimile: (714) 755-8290

Attn: Charles K. Ruck, Esq.

(b) If to the Company, addressed to it at:

Tularik Inc.

1120 Veterans Blvd.

South San Francisco, California 94010

Facsimile: (650) 825-7392

Attn: William J. Rieflin, Esq.

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306-2155

Facsimile: (650) 849-7400

Attn: Suzanne Sawochka Hooper, Esq.

9.3 Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its Affiliates) relating to, or that would reasonably be expected to lead to, any (a) merger, consolidation, business combination (including by way of share exchange, joint venture or any similar transaction) or similar transaction involving the Company or any Company Subsidiary, (b) any direct or indirect sale, or other disposition, in one transaction or a series of transactions, by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, (d) transaction, including any tender offer or exchange offer, that if consummated would result in or would reasonably be expected to result in any Person or group beneficially owning 15% or more of the voting power of the Company or in which any Person or group shall acquire the right to acquire beneficial ownership of 15% or more of the outstanding voting power of the Company or (e) any combination of the foregoing.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Law” means state securities or “blue sky” Laws.

“Business Day” means any day other than Saturday or Sunday or any other day on which banks are not required or authorized to close in the City of New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Company Material Adverse Effect” means any change, event, development, effect or condition that (i) prevents the consummation of the Merger, (ii) otherwise prevents the performance by the Company of any of its material obligations under this Agreement or (iii) is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, except as provided in the parentheticals below, none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) changes or developments in the biotechnology industry generally, which changes or developments do not disproportionately affect the Company relative to other participants in the biotechnology industry in any material respect, (b)

changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect the Company in any material respect, (c) an act of terrorism or other national calamity directly involving the United States, (d) the failure of the Company to meet projections of earnings, revenues or other financial measure (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect), (e) any change in the Company’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect), or (f) the announcement of the transactions contemplated by this Agreement.

“Company Option” means any option to purchase Company Common Stock.

“Company Stock Option Plans” means the Company’s 1991 Stock Plan, the Company’s 1997 Equity Incentive Plan, as amended, the Company’s Amended and Restated 1997 Non-Employee Directors’ Stock Option Plan, the Company’s Rules of Approved Executive Share Option Sub-Scheme and the Company’s Rules of Unapproved Share Option Sub-Scheme For Employees or any other plan, agreement or arrangement pursuant to which Company Options have been issued as of the Effective Time.

“Company Warrants” means warrants to purchase Company Common Stock.

“Competing Transaction” means any (a) merger, consolidation, business combination (including by way of share exchange, joint venture or any similar transaction) or similar transaction involving the Company or any Company Subsidiary pursuant to which the stockholders of the Company immediately prior to such transaction would own less than 70% of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) any direct or indirect sale, or other disposition, in one transaction or a series of transactions, by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets representing 30% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 30% or more of the voting power of the Company, (d) transaction, including any tender offer or exchange offer, that if consummated would result in or would reasonably be expected to result in any Person or group beneficially owning 30% or more of the voting power of the Company or in which any Person or group shall acquire the right to acquire beneficial ownership of 30% or more of the outstanding voting power of the Company or (e) any combination of the foregoing.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, bonds, loans, mortgages, indentures, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, purchase and sales orders, quotations and other executory commitments to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

“Cumbre” means Cumbre, Inc., a Delaware corporation and majority-owned subsidiary of the Company.

“Cumbre Common Stock” means the common stock, par value $0.001 per share, of Cumbre.

“Cumbre Options” means any option or warrant to purchase Cumbre Common Stock.

“Cumbre Preferred Stock” means the preferred stock, par value $0.001 per share, of Cumbre.

“Cumbre Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of Cumbre.

“Cumbre Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of Cumbre.

“Environmental Laws” means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination, including but not limited to CERCLA.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the quotient obtained by dividing (a) $25.00 by (b) the Parent Closing Price.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and Proxy Statement, as applicable, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereto.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) trade secrets, and (e) rights of privacy, publicity and endorsement, and all other rights associated therewith in any jurisdiction.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any Person which is not an individual means, with respect to any specific matter, the actual knowledge, after due inquiry, of such Person’s executive officers and any other officer having primary responsibility for such matter.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding of a Governmental Entity.

“Licenses” means (A) licenses of Owned Intellectual Property by the Company or any Company Subsidiary to third parties and (B) licenses of Intellectual Property granted by third parties to the Company or any Company Subsidiary as of the date hereof (other than commercial off-the-shelf or shrink wrap licenses of computer software).

“Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any Company Subsidiary pursuant to the Licenses.

“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

“NASDAQ” means the NASDAQ National Market.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary, including all Owned Intellectual Property listed on Section 3.16(a) of the Company Disclosure Letter.

“Parent Closing Price” means an amount equal to the average of the per share closing prices of Parent Common Stock as reported by The NASDAQ National Market for the ten trading days ending two (2) trading days prior to the Closing Date, rounded to the second decimal point, provided that, in the event that Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible into shares of Parent Common Stock), recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, and such event affects the per share closing price of the Parent Common Stock during such ten day period, the closing prices of the Parent Common Stock so affected shall be adjusted to give equitable effect to such event.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Material Adverse Effect” means any change, event, development, effect or condition that (i) would prevent the performance by Parent or Merger Sub of any of its material obligations under this Agreement or (ii) is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that, except as provided in the parentheticals below, none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) changes or developments in the biotechnology industry generally, which changes or developments do not disproportionately affect Parent relative to other participants in the biotechnology industry in any material respect, (b) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect Parent in any material respect or (c) an act of terrorism or other national calamity directly involving the United States, (d) the failure of Parent to meet projections of earnings, revenues or other financial measure (whether such projections were made by Parent or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Parent Material Adverse Effect), (e) any change in the Parent’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Parent Material Adverse Effect), or (f) the announcement of the transactions contemplated by this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (a) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business consistent with past practice that are not yet due and payable; (b) pledges or deposits made in the ordinary course of business consistent with past practice; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith; (d) similar Liens and encumbrances which are incurred in the ordinary course of business consistent with past practice and which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of such business; (e) Liens in existence as of the date of this Agreement, securing indebtedness reflected on the Company’s balance sheet at December 31, 2003 as disclosed in the Company SEC Filings prior to the date of this Agreement or otherwise disclosed in Section 9.3 of the Company Disclosure Letter and (f) Liens incurred after the date hereof in connection with capital leases and purchase money financings expressly permitted by Section 5.1 and covering only the assets subject to, financed by or acquired as a result of, such capital leases and/or purchase money financings.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

“Personal Property Leases” means all Contracts for personal property leased, licensed or otherwise conveyed to the Company or any Company Subsidiary involving annual payments in excess of $100,000.

“Pharmaceutical Products” means all biological and drug candidates, compounds or products being researched, tested or developed by the Company and the Company Subsidiaries.

“Real Property Leases” means all Contracts for real property leased, licensed or otherwise conveyed to the Company or any Company Subsidiary involving annual payments in excess of $100,000.

“Registered Proprietary Name” means all trademarks, trade names, brand names, and service marks registered by the Company or any Company Subsidiary in any country throughout the world.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, greater than forty percent of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity; provided that Subsidiary shall be deemed not to include Cumbre.

“Superior Proposal” means an unsolicited, bona fide written offer or proposal (on its most recently amended or modified terms, if amended or modified) made by a Person (other than Parent or any of its Affiliates) after the date hereof and did not result from a breach of Section 6.4 of this Agreement that if consummated would (a) result in a merger, consolidation, business combination (including by way of share exchange, joint venture or any similar transaction) or similar transaction involving the Company as a result of which such Person or its stockholders shall own 80% or more of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) be on terms which the Board of Directors of the Company in good faith concludes (following consultation with a financial advisor of nationally recognized reputation and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the ability of such Person making such proposal to consummate the transactions contemplated by such proposal, (i) will result in a transaction that is more favorable to the Company’s stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (including any revisions hereto proposed by Parent in response to such proposal or otherwise) and (ii) is reasonably certain of being completed, and (c) is fully financed and not subject to any financing contingency.

“Tax” or “Taxes” mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, transfer, registration, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, environmental, capital stock, value added, alternative or add-on minimum, estimated property or windfall profits taxes, customs, duties or similar fees, escheat, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not.

“Tax Returns” means any report, return (including information return), claim for refund, or statement relating to Taxes or required to be filed with any Tax authority, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unregistered Proprietary Name” means all trademarks, trade names, brand names, and service marks used by the Company or any Company Subsidiary but not registered in any country throughout the world.

“WARN” means the Worker Adjustment and Restraining Act, 29 U.S.C. §2101 et seq.

9.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2004 Incentive Plan”	Section 6.10(f)
“Affiliate Agreement”	Recitals
“Agreement”	Preamble
“Antitrust Filing”	Section 6.5(b)
“Balance Sheet”	Section 3.10(c)
“Benefits Date”	Section 6.10(b)
“Certificate”	Section 2.1(a)(i)
“Certificate of Merger”	Section 1.2
“Change of Recommendation”	Section 6.4(e)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Code”	Recitals
“Company”	Preamble
“Company Benefit Plan”	Section 3.10
“Company Bylaws”	Section 3.3
“Company Certificate”	Section 3.3
“Company Common Stock”	Section 2.1(a)(i)
“Company Disclosure Letter”	Article 3
“Company Financial Advisor”	Section 3.23
“Company Form 10-K”	Section 3.3
“Company Material Contract”	Section 3.13
“Company Pension Plans”	Section 3.10(a)
“Company Permits”	Section 3.7
“Company Preferred Stock”	Section 3.4(a)
“Company Recommendation”	Section 6.1(c)
“Company Rights Agreement”	Section 2.1(c)(ii)
“Company SEC Filings”	Section 3.8(a)
“Company Stockholder Approval”	Section 3.24
“Company Stockholders’ Meeting”	Section 6.2
“Company Subsidiaries”	Section 3.1
“Company Welfare Plans”	Section 3.10(a)
“Confidentiality Agreement”	Section 6.3(b)
“Continuation Period”	Section 6.10(b)
“DGCL”	Recitals
“Effective Time”	Section 1.2
“Employment Agreements”	Recitals
“ERISA Affiliate”	Section 3.10(a)
“ESPP”	Section 2.5
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“FDA”	Section 3.7
“FDCA”	Section 3.7
“Former Superior Proposal”	Section 6.4(d)
“HMO”	Section 3.10(i)

“LLC Act”	Recitals
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)(i)
“Merger Sub”	Preamble
“Offering Memorandum”	Section 3.30
“Outside Date”	Section 8.1(b)
“Owned Real Properties”	Section 3.20(b)
“Parent”	Preamble
“Parent Bylaws”	Section 4.2
“Parent Certificate”	Section 4.2
“Parent Plans”	Section 6.10(c)
“Parent Rights Agreement”	Section 2.1(c)(i)
“Parent SEC Filings”	Section 4.6(a)
“Parent Subsidiary”	Section 4.9
“Proxy Statement”	Section 6.1(a)
“Registration Statement”	Section 6.1(a)
“Regulatory Conditions”	Section 8.1(b)
“Representatives”	Section 6.3(a)
“Sarbanes-Oxley Act”	Section 3.26
“Section 16”	Section 6.19
“Stock Purchase Agreement”	Section 6.15
“Superior Proposal Notice”	Section 6.4(c)
“Surviving Entity”	Section 1.1
“Termination Fee”	Section 8.2(e)(i)
“Transition Assistance Plans”	Section 2.4
“UK Stock Option Plans”	Section 2.4
“VEBAs”	Section 3.10(a)
“Voting Agreements”	Recitals

9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.7 Interpretation. When a reference is made in this Agreement to Sections, Exhibits, or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.8 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Letters and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that is wholly-owned directly by Parent without the consent of the Company.

9.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.11, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

9.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in Contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

9.14 Disclosure. Nothing in the Company Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Company Disclosure Letter identifies the exception and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Notwithstanding the foregoing, it is expressly understood and acknowledged that any information disclosed in the Company Disclosure Letter under any numbered or lettered part shall be deemed to relate to and qualify representations and warranties set forth in one or more other parts of the Company Disclosure Letter, but only where the relevance of such disclosure to such other part or parts is reasonably apparent from the text of such disclosure; provided, that information disclosed in the Company Disclosure Letter shall provide an exception to the representations and warranties set forth in Section 3.18 only to the extent the Company Disclosure Letter specifically identifies each exception by specific reference to Section 3.18. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

9.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMGEN INC., a Delaware corporation

By:	/s/ RICHARD D. NANULA

Name:	Richard D. Nanula
Title:	Executive Vice President, Finance, Strategy, Communications and Chief Financial Officer

ARROW ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ RICHARD D. NANULA

Name:	Richard D. Nanula
Title:	President and Chief Financial Officer

TULARIK INC., a Delaware corporation

By:	/s/ DAVID V. GOEDDEL

Name:	David V. Goeddel
Title:	Chief Executive Officer

Exhibit A

AFFILIATE LETTER

March             , 2004

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Ladies and Gentlemen:

The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of Tularik Inc., a Delaware corporation (“Tularik”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of March 28, 2004 (the “Agreement”) by and among Tularik, Amgen Inc., a Delaware corporation (“Amgen”), and Arrow Acquisition, LLC, a limited liability company (“Merger Sub”), Tularik will be merged with Merger Sub (the “Merger”).

As a result of the Merger, the undersigned will receive shares of common stock, par value $.0001 per share, of Amgen (“Amgen Common Stock”) in exchange for shares owned by the undersigned of common stock, par value $.001 per share, of Tularik (“Tularik Common Stock”).

The undersigned represents, covenants and warrants to, and agrees with, Amgen as set forth below and recognizes that Tularik, Amgen and the Surviving Entity (as defined in the Agreement) will rely upon this letter in consummating the Merger.

1. Compliance with the Act. The undersigned represents, warrants and covenants that:

(a) The undersigned shall not make any sale, transfer or other disposition of Amgen Common Stock in violation of the Act or the Rules and Regulations.

(b) The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Amgen Common Stock, to the extent the undersigned felt necessary, with the undersigned’s counsel or counsel for Tularik.

(c) The undersigned has been advised that the issuance of Amgen Common Stock to the undersigned pursuant to the Agreement will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, because the undersigned may be deemed to have been an affiliate of Tularik at the time the Merger was submitted for a vote of the stockholders of Tularik, and the distribution by the undersigned of Amgen Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of Amgen Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145, or (iii) in the opinion of outside counsel, which opinion and outside counsel are reasonably acceptable to Amgen, or pursuant to a “no action” or interpretative letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) The undersigned understands that Rule 145 permits offers, sales and transfers only in limited amounts and in limited circumstances, many of which will be outside of the undersigned’s control. The undersigned understands that Amgen is under no obligation to register the sale, transfer or other disposition of Amgen Common Stock by the undersigned or on the undersigned’s behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) In the event of a sale, transfer or other disposition pursuant to Rule 145, the undersigned will supply Amgen with a letter in the form of Exhibit A hereto evidencing compliance with such Rule and an opinion in form and substance reasonably satisfactory to Amgen from outside counsel reasonably satisfactory to Amgen to the effect that such sale, transfer or other disposition is not in violation of the Act or the Rules and Regulations. The undersigned understands that Amgen may instruct its transfer agent to withhold the transfer of any shares of Amgen Common Stock disposed of by the undersigned, but that upon receipt of such letter the transfer agent shall effectuate the transfer of such shares indicated as sold, transferred or otherwise disposed of in the letter.

(f) The undersigned also understands that there will be placed on the certificates for Amgen Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.”

(g) The undersigned also understands that unless the transfer by the undersigned of the undersigned’s Amgen Common Stock has been registered under the Act or is a sale made in conformity with Rule 145, Amgen reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED

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UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.”

(h) It is understood and agreed that the legends set forth in paragraphs (f) and (g) above will be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this letter agreement. Without limiting the foregoing, it is understood and agreed that such legends and the stop orders referred to above will be removed if:

(i) one year shall have elapsed from the date the undersigned acquired Amgen Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned;

(ii) two years shall have elapsed from the date the undersigned acquired Amgen Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned; or

(iii) Amgen has received either an opinion of outside counsel, which opinion and outside counsel shall be reasonably satisfactory to Amgen, or a “no action” or interpretative letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 no longer apply to the undersigned.

The obligations of the undersigned hereunder shall attach to and be binding upon any person or entity to whom legal or beneficial ownership of the undersigned’s shares of Amgen Common Stock (and shares of Amgen Common Stock following the Merger) shall pass by operation of law or otherwise.

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The execution and delivery to you of this letter agreement shall not be deemed an admission that the undersigned is an “affiliate” of Tularik as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

Agreed to and accepted

AMGEN INC.

By:

Name:

Title:

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EXHIBIT A

                         , 200_

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Ladies and Gentlemen:

On                     , the undersigned sold                      shares of common stock (“Common Stock”) of Amgen Inc., a Delaware corporation (the “Company”), received by it in connection with the merger of Tularik Inc., a Delaware corporation, with Arrow Acquisition, LLC, a limited liability company wholly owned by the Company.

The undersigned represents that the Common Stock has been sold in brokers’ transactions in conformity with Rule 145 and the undersigned has otherwise complied with its covenants in the affiliate letter between the Company and the undersigned dated                     , 2004 Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the shares of Common Stock sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933 (the “Act”).

The undersigned hereby represents that the above-described shares of Common Stock were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Act or in transactions directly with a “market maker” as the term is defined in Section (3)(a)(38) of the Securities Exchange Act of 1934. The undersigned further represents that it has not solicited or arranged for the solicitation of orders to buy the above-described shares of Common Stock, and that the undersigned has not made any payment in connection with the offer or sale of such shares to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

[Name]

Exhibit B

[Letterhead of Amgen Inc.]

                                 , 2004

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger (the “Agreement”), dated as of March 28, 2004, by and among AMGEN, a Delaware corporation (“Parent”), ARROW ACQUISITION LLC, a Delaware limited liability company wholly-owned by Parent (“Merger Sub”), and TULARIK, a Delaware corporation (the “Company”), which provides for the merger (the “Merger”) of the Company with and into Merger Sub, with Merger Sub as the surviving entity (the “Surviving Entity”), on the terms and conditions set forth therein. Parent’s receipt of an opinion of Latham & Watkins LLP, and the Company’s receipt of an opinion of Cooley Godward LLP, in each case regarding certain United States federal income tax consequences of the Merger, are conditions to the closing of the Merger, as provided in Section 7.2(f) and Section 7.3(c) of the Agreement, respectively. The time at which the Merger becomes effective is hereinafter referred to as the “Effective Time.” Capitalized terms not defined herein have the meanings specified in the Agreement.

A. Statements and Representations.

In connection with such opinions, and acknowledging that each of you will rely, with Parent’s and Merger Sub’s consent, upon the statements and representations made in this letter in rendering such opinion, Parent and Merger Sub hereby certify and represent to each of you that the statements and representations made herein as they relate to Parent and Merger Sub are true, correct and complete in all respects at the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

1. The fair market value of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock received by holders of Company Common Stock (“Company Stockholders”) other than Parent will be approximately equal to the fair market value of the

Company Common Stock surrendered by such Company Stockholders in the Merger. In connection with the Merger, no Company Stockholder will receive in exchange for Company Common Stock, directly or indirectly, any consideration from Parent (or Merger Sub) other than Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock.

2. Except with respect to open market purchases of Parent Common Stock pursuant to Parent’s pre-existing general stock repurchase program that has not been created or modified in connection with the Merger (other than to increase the authorized number of shares to enable Parent to reacquire on the open market from unidentified sellers a number of shares of Parent Common Stock approximately equal to the number issued in the Merger), following the Merger, neither Parent nor any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to purchase, redeem or otherwise reacquire any Parent Common Stock issued pursuant to the Agreement.

3. Parent has no plan or intention: (i) to merge the Surviving Entity into another entity; (ii) to sell or otherwise dispose of any membership interests in the Surviving Entity held by Parent, or (iii) to sell or otherwise dispose of, or to cause the Surviving Entity to sell or otherwise dispose of, any of Merger Sub’s assets or any of the assets of the Company acquired in the Merger, except that Parent may (w) make dispositions made in the ordinary course of business, (x) make transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the applicable Treasury Regulations, (y) effect a merger of the Surviving Entity into Parent, or (z) make occasional sales of the Surviving Entity’s assets for fair market value that do not prevent the continuation of the Company’s “historic business” or use of “historic business assets” as described in paragraph 7 below.

4. At all times since its formation, Merger Sub has been an entity wholly-owned directly by Parent and has been disregarded as separate from Parent for federal tax purposes. No Form 8832 has ever been filed with respect to Merger Sub to treat Merger Sub as other than a disregarded entity.

5. Immediately following the Effective Time, the Surviving Entity will be an entity wholly-owned directly by Parent and will be disregarded as separate from Parent for federal tax purposes. Other than a possible merger of the Surviving Entity into Parent, Parent has no plan or intention to take any action or to cause or allow the Surviving Entity to take any action, after the Effective Time, that would result in the Surviving Entity ceasing to be an entity wholly-owned by Parent that is disregarded as separate from Parent for federal tax purposes.

6. Except with respect to Parent’s ownership of approximately 21.0% of the Company Common Stock and except pursuant to the Stock Purchase Agreement, as of the Effective Time, neither Parent nor any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) will own beneficially or of record, or will have owned beneficially or of record during the five years immediately prior to the Effective Time, any stock of the Company, or other securities, options, warrants or instruments giving the holder thereof the right to acquire Company Common Stock or other securities offered by the Company.

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7. Assuming the accuracy of paragraph 5 in the Company Representation Letter, following the Merger, Parent or the Surviving Entity (or a member or members of the “qualified group,” as defined in Treasury Regulation Section 1.368-1(d)(4)(ii), that includes Parent as the “issuing corporation,” as defined in Treasury Regulation Section 1.368-1(b)), will continue the “historic business” of the Company (or, alternatively, if the Company has more than one line of business, will continue at least one significant line of the Company’s “historic business”) or use a “significant portion” (at least 33 1/3 percent by value) of the Company’s “historic business assets” in a business (all within the meaning of Treasury Regulation Section 1.368-1(d)). For purposes of this representation, Parent will be treated as owning its proportionate share of the Company’s business assets used in a business of any partnership in which members of Parent’s qualified group either own a significant interest or have active and substantial management functions as a partner with respect to that partnership business.

8. Except as provided in Sections 8.2 and 8.5 of the Agreement, each of Parent and Merger Sub has paid and will pay only its respective expenses, if any, incurred in connection with the Merger, and neither Parent nor Merger Sub has agreed to assume, nor will either directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Company Stockholder.

9. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount.

10. Neither Parent nor Merger Sub is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

11. The issuance in the Merger of cash in lieu of fractional shares of Parent Common Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in lieu of issuing fractional shares of Parent Common Stock will not exceed [one] percent ([1]%) of the total consideration that will be issued pursuant to the Agreement to the Stockholders in exchange for their Company Common Stock. The fractional share interests of each Company Stockholder will be aggregated, and no Company Stockholder, with the possible exception of Company Stockholders whose holdings are in multiple accounts or with multiple brokers, will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock valued at the Parent Closing Price.

12. None of the compensation received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any of the Company Common Stock held by such stockholder-employee. None of the Parent Common Stock received by any stockholder-employees will be consideration for services or allocable to any employment arrangement. The compensation paid to any stockholder-employees by Parent or by the Surviving Entity following the Merger will be for services actually rendered and will be

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commensurate with amounts that would be paid to third parties bargaining at arm’s-length for similar services.

13. Merger Sub is an entity newly formed for the purpose of participating in the Merger, and at no time prior to the Effective Time has had assets (other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by the Surviving Entity following the Merger) or business operations.

14. In the Merger, Merger Sub will acquire all of the assets and liabilities of the Company, and the Company will cease its separate legal existence for all purposes.

15. Parent has a bona fide business reason for engaging in the Merger.

16. The fair market value of the Company’s assets that will be transferred to Merger Sub in the Merger will equal or exceed the sum of the liabilities that will be assumed by Merger Sub plus the amount of liabilities, if any, to which the transferred assets will be subject.

17. The terms of the Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations.

18. The Merger will be consummated in compliance with the terms of the Agreement, none of the material terms and conditions therein has been waived or modified, and Parent has no plan or intention to waive or modify any such terms or conditions.

19. Following the Merger, Parent and the Surviving Entity will comply with the record-keeping and filing requirements of Treasury Regulation Section 1.368-3.

20. Parent and Merger Sub are not aware of any facts or circumstances that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

21. The undersigned are authorized to make all of the representations set forth herein.

B. Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned recognize and agree that your tax opinion will be based (i) on the statements and representations set forth herein, (ii) on the statements contained in the Agreement and documents related thereto (including, but not limited to, the Registration Statement and Proxy Statement), and (iii) on the consummation of the Merger in accordance with the terms set forth in the Agreement. The undersigned also recognize and agree that, with respect to each of you, your tax opinion will be subject to certain limitations and qualifications, including that it may not be relied upon if any such statements or representations are not accurate in all respects.

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Each of Parent and Merger Sub undertake to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

Very truly yours,

AMGEN INC., a Delaware corporation

By:

Name:

Title:

ARROW ACQUISITION, LLC, a Delaware limited liability company

By:

Name:

Title:

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Exhibit C

[Letterhead of Tularik Inc.]

                                 , 2004

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger (the “Agreement”), dated as of March 28, 2004, by and among AMGEN, a Delaware corporation (“Parent”), ARROW ACQUISITION LLC, a Delaware limited liability company wholly-owned by Parent (“Merger Sub”), and TULARIK, a Delaware corporation (the “Company”), which provides for the merger (the “Merger”) of the Company with and into Merger Sub, with Merger Sub as the surviving entity (the “Surviving Entity”), on the terms and conditions set forth therein. Parent’s receipt of an opinion of Latham & Watkins LLP, and the Company’s receipt of an opinion of Cooley Godward LLP, in each case regarding certain United States federal income tax consequences of the Merger, are conditions to the closing of the Merger, as provided in Section 7.2(f) and Section 7.3(c) of the Agreement, respectively. The time at which the Merger becomes effective is hereinafter referred to as the “Effective Time.” Capitalized terms not defined herein have the meanings specified in the Agreement.

A.	Statements and Representations.

In connection with such opinions, and acknowledging that each of you will rely, with the Company’s consent, upon the statements and representations made in this letter in rendering such opinion, the Company hereby certifies and represents to each of you that the statements and representations made herein as they relate to the Company are true, correct and complete in all respects at the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

1. The fair market value of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock received by holders of Company Common Stock (“Company Stockholders”) other than Parent will be approximately equal to the fair market value of the

Company Common Stock surrendered by such Company Stockholders in the Merger. In connection with the Merger, no Company Stockholder will receive in exchange for Company Common Stock, directly or indirectly, any consideration from Parent (or Merger Sub) other than Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock.

2. Any dispositions, in contemplation or as part of the Merger, of assets held by the Company will be (or have been) for full fair market value.

3. Neither the Company nor any person related to the Company within the meaning of Treasury Regulation Sections 1.368-1(e)(3), (e)(4), and (e)(5) (other than Parent, by virtue of stock acquisitions in 2003 or pursuant to the Merger) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any Company Common Stock prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

4. The liabilities of the Company assumed by the Surviving Entity and the liabilities to which the assets of the Company are subject were incurred by the Company in the ordinary course of its business.

5. The business currently carried on by the Company is its “historic business” within the meaning of Treasury Regulation Section 1.368-1(d), and no assets of the Company have been sold, transferred or otherwise disposed of which would prevent Parent or the Surviving Entity from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

6. Except as provided in Sections 8.2 and 8.5 of the Agreement, the Company and each Company Stockholder has paid and will pay only their respective expenses, if any, incurred in connection with the Merger, and the Company has not agreed to assume, and will not either directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Company Stockholder.

7. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount.

8. The Company is not an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

9. The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

10. The issuance in the Merger of cash in lieu of fractional shares of Parent Common Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be in lieu of issuing fractional shares of Parent Common Stock will not exceed [one] percent ([1]%) of the total consideration that will be issued pursuant to the Agreement to the Stockholders in exchange for their Company Common Stock. The fractional share interests of each Company Stockholder will be aggregated, and no Company Stockholder, with the possible exception of Company Stockholders whose holdings are in multiple accounts or with multiple brokers, will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock valued at the Parent Closing Price.

11. To the knowledge of the Company, (i) none of the compensation received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any of the Company Common Stock held by such stockholder-employee; (ii) none of the Parent Common Stock received by any stockholder-employees will be consideration for services or allocable to any employment arrangement; and (iii) the compensation paid to any stockholder-employees by Parent or by the Surviving Entity following the Merger will be for services actually rendered and will be commensurate with amounts that would be paid to third parties bargaining at arm’s-length for similar services.

12. In the Merger, the Company will transfer all of its assets and liabilities to Merger Sub, and the Company will cease its separate legal existence for all purposes.

13. The Company has a bona fide business reason for engaging in the Merger.

14. The fair market value of the Company’s assets that will be transferred to Merger Sub in the Merger will equal or exceed the sum of the liabilities that will be assumed by Merger Sub plus the amount of liabilities, if any, to which the transferred assets will be subject.

15. At the Effective Time, there will be no accrued but unpaid dividends on the Company Stock.

16. The terms of the Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations.

17. The Merger will be consummated in compliance with the terms of the Agreement, none of the material terms and conditions therein has been waived or modified, and the Company has no plan or intention to waive or modify any such terms or conditions.

18. The Company is not aware of any facts or circumstances that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

19. The undersigned are authorized to make all of the representations set forth herein.

B.	Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned recognizes and agrees that your tax opinion will be based (i) on the statements and representations set forth herein, (ii) on the statements contained in the Agreement and documents related thereto (including, but not limited to, the Registration Statement and Proxy Statement), and (iii) on the consummation of the Merger in accordance with the terms set forth in the Agreement. The undersigned also recognizes and agrees that, with respect to each of you, your tax opinion will be subject to certain limitations and qualifications, including that it may not be relied upon if any such statements or representations are not accurate in all respects.

The Company undertakes to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

Very truly yours,

TULARIK INC., a Delaware corporation

By:

Name:

Title: